Filed Pursuant to Rule 424(b)(3)
Registration No. 333-126167

Prospectus Supplement No. 2
To Prospectus dated February 5, 2007

CANO PETROLEUM, INC.

3,863,618 Shares of Common Stock

We are supplementing the Prospectus dated February 5, 2007, to provide information contained in our:

•                  Quarterly Report on Form 10-Q for the third quarter ended March 31, 2007.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated February 5, 2007, with respect to the 3,863,618 shares of common stock, including any amendments or supplements thereto, including, but not limited to, Prospectus Supplement No. 1.

Investing in the shares of common stock involves a high degree of risk.  See “Risk Factors” beginning on page 6 of the accompanying Prospectus for a discussion of certain factors that you should consider in connection with an investment in the shares of common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Supplement is May 9, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒ QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2007

☐ TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT

For the transition period from                  to

Commission file number 001-32496

CANO PETROLEUM, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0635673
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

The Burnett Plaza
801 Cherry Street, Suite 3200
Fort Worth, TX 76102

(Address of principal executive offices)

(817) 698-0900

(Issuer’s telephone number)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes  ☒    No  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of accelerated filer and large accelerated filer in rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes  ☐    No  ☒

State the number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date:  32,683,098 shares of common stock, $.0001 par value per share, as of May 8, 2007.

PART I — FINANCIAL INFORMATION

Item 1. Financial Statements.

CANO PETROLEUM, INC.
CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2007	2006
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$119,277	$644,659
Accounts receivable	3,354,055	3,563,649
Derivative assets	693,107	1,176,959
Prepaid expenses	523,489	205,349
Inventory	484,635	396,081
Other current assets	101,218	641,759
Total current assets	5,275,781	6,628,456

Oil and gas properties, successful efforts method	168,923,458	133,176,618
Less accumulated depletion and depreciation	(4,701,000)	(2,126,049)
Net oil and gas properties	164,222,458	131,050,569

Fixed assets and other, net	7,343,407	6,778,055
Restricted cash (Note 11)	6,000,000	—
Derivative assets	1,617,431	1,705,855
Goodwill	785,796	785,796
TOTAL ASSETS	$185,244,873	$146,948,731

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,855,101	$2,304,198
Oil and gas payable	1,060,546	1,399,047
Acquisition payable	800,000	—
Accrued liabilities	795,447	321,183
Taxes payable	257,286	419,692
Current portion of asset retirement obligations	143,738	19,809
Total current liabilities	9,912,118	4,463,929
Long-term liabilities
Long-term debt	21,500,000	68,750,000
Asset retirement obligations	2,076,470	1,587,569
Deferred tax liability	31,167,000	31,511,000
Deferred litigation credit (Note 11)	6,000,000	—
Total liabilities	70,655,588	106,312,498

Temporary Equity
Series D convertible preferred stock and paid-in-kind dividend; liquidation preference of $50,329,965 and $0, respectively	47,064,890	—

Commitments and contingencies (Note 11)
Stockholders’ equity
Common stock, par value $.0001 per share; 100,000,000 shares authorized; 33,951,392 and 32,683,098 shares issued and outstanding, respectively, at March 31, 2007; and 26,987,941 and 25,719,647 shares issued and outstanding, respectively, at June 30, 2006.	3,268	2,572
Additional paid-in capital	85,149,019	53,054,812
Accumulated deficit	(17,057,160)	(11,850,419)
Treasury stock, at cost; 1,268,294 shares	(570,732)	(570,732)
Total stockholders’ equity	67,524,395	40,636,233
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$185,244,873	$146,948,731

 See accompanying notes to these unaudited financial statements.

CANO PETROLEUM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Operating Revenues:
Crude oil and natural gas sales	$6,428,139	$5,422,987	$21,984,336	$10,532,227

Operating Expenses:
Lease operating expenses	3,074,656	2,065,739	8,487,702	4,059,837
Production and ad valorem taxes	590,863	379,990	1,834,482	701,482
General and administrative	3,000,908	1,947,525	8,890,387	5,133,779
Accretion of asset retirement obligations	35,606	30,282	103,136	75,656
Depletion and depreciation	1,067,446	631,340	3,197,482	1,058,198
Total operating expenses	7,769,479	5,054,876	22,513,189	11,028,952

Income (loss) from operations	(1,341,340)	368,111	(528,853)	(496,725)

Other income (expenses):
Interest expense	(346,929)	(928,645)	(2,413,673)	(1,260,690)
Unrealized loss on hedge contracts	(1,633,046)	(1,274,900)	(1,790,036)	(2,910,437)
Interest income and other, net	15,184	27,406	106,366	122,331
Total other expenses	(1,964,791)	(2,176,139)	(4,097,343)	(4,048,796)

Loss before income taxes	(3,306,131)	(1,808,028)	(4,626,196)	(4,545,521)

Income tax benefit	1,115,000	677,000	1,622,000	1,470,000

Net loss	(2,191,131)	(1,131,028)	(3,004,196)	(3,075,521)

Preferred stock dividend	966,971	—	2,202,545	—

Net loss applicable to common stock	$(3,158,102)	$(1,131,028)	$(5,206,741)	$(3,075,521)

Net loss per share - basic and diluted	$(0.10)	$(0.05)	$(0.17)	$(0.14)

Weighted average common shares outstanding
Basic and diluted	32,168,385	24,187,966	30,034,414	21,740,759

 See accompanying notes to these unaudited financial statements.

CANO PETROLEUM, INC.
CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS’ EQUITY
JULY 1, 2006 THROUGH MARCH 31, 2007
(Unaudited)

			Additional
	Common Stock		Paid-in	Accumulated	Treasury Stock
	Shares	Amount	Capital	Deficit	Shares	Amount	Total
Balance at July 1, 2006	25,719,647	$2,572	$53,054,812	$(11,850,419)	1,268,294	$(570,732)	$40,636,233

Net proceeds from issuance of common shares and warrants	6,584,247	$659	$29,625,157	—	—	—	$29,625,816

Issuance of common shares for acquisition	404,204	$40	$1,853,524	—	—	—	1,853,564

Stock based compensation, net of forfeiture settlements	(25,000)	(3)	615,526	—	—	—	615,523

Preferred stock dividend	—	—	—	(2,202,545)	—	—	(2,202,545)

Net loss	—	—	—	(3,004,196)	—	—	(3,004,196)

Balance at March 31, 2007	32,683,098	$3,268	$85,149,019	$(17,057,160)	1,268,294	$(570,732)	$67,524,395

 See accompanying notes to these unaudited financial statements.

CANO PETROLEUM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended March 31,
	2007	2006
Cash flow from operating activities:
Net loss	$(3,004,196)	$(3,075,521)
Adjustments needed to reconcile net loss to net cash flow provided by (used in) operations:
Unrealized loss on hedge contracts	1,790,036	2,910,437
Accretion of asset retirement obligations	103,136	75,656
Depletion and depreciation	3,197,482	1,058,198
Deferred compensation expense	—	443,547
Stock compensation expense	615,523	134,437
Deferred income tax benefit	(1,622,000)	(1,470,000)
Amortization of debt issuance and prepaid expenses	1,832,697	318,980

Changes in operating assets and liabilities:
Restricted cash	(6,000,000)	—
Accounts receivable	209,594	437,499
Derivative assets	(1,217,760)	(5,317,710)
Prepaid expenses	(1,522,039)	(212,441)
Inventory	(88,554)	(163,586)
Accounts payable	566,220	(119,331)
Oil and gas payable	(517,126)	(488,468)
Accrued liabilities	412,911	(593,875)
Taxes payable	(167,053)	(194,266)
Deferred litigation liability	6,000,000	—
Other current assets	540,544	—

Net cash provided by (used in) operations	1,129,415	(6,256,444)

Cash flow from investing activities:
Additions to oil and gas properties	(21,877,613)	(3,523,340)
Acquisition of oil and gas properties	(6,213,895)	—
Additions to fixed assets and other	(668,450)	(444,095)
Acquisition of W.O. Energy of Nevada, Inc.	—	(48,292,605)
Acquisition of additional Davenport revenue interest	(133,000)	(700,350)
Net cash used in investing activities	(28,892,958)	(52,960,390)

Cash flow from financing activities:
Payment for debt-issuance costs	—	(707,587)
Borrowings under credit agreements	21,500,000	42,750,000
Repayments under credit agreements	(68,750,000)	—
Proceeds from issuance of preferred stock, net	45,850,925	—
Proceeds from issuance of common stock and warrants, net	29,625,816	18,348,185
Payment of preferred stock dividend	(988,580)	—
Net cash from financing activities	27,238,161	60,390,598

Net (decrease) increase in cash and cash equivalents	(525,382)	1,173,764
Cash and cash equivalents at beginning of period	644,659	145,489
Cash and cash equivalents at end of period	$119,277	$1,319,253

Supplemental disclosures of non-cash transactions:
Payment of preferred stock dividend in kind	$1,213,965	$—
Common stock issued for acquisition of oil and gas properties	$1,853,564	$—
Common stock issued for acquisition of W.O. Energy of Nevada, Inc.	$—	$8,240,000
Recognition of deferred tax liability for Square One Energy, Inc.	$—	$3,124,013

Supplemental disclosure of cash transactions:
Cash paid during the period for interest	$2,580,726	$1,105,432

 See accompanying notes to these unaudited financial statements.

CANO PETROLEUM, INC.

NOTES TO FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION AND USE OF ESTIMATES

The interim consolidated financial statements of Cano Petroleum, Inc. are unaudited and contain all adjustments (consisting primarily of normal recurring accruals) necessary for a fair statement of the results for the interim periods presented. Results for interim periods are not necessarily indicative of results to be expected for a full year or for previously reported periods due in part, but not limited to, the volatility in prices for crude oil and natural gas, future commodity prices for derivative hedging contracts interest rates, estimates of reserves, drilling risks, geological risks, transportation restrictions, the timing of acquisitions, product demand, market competition, interruption in production, our ability to obtain additional capital, and the success of waterflooding and enhanced oil recovery techniques. You should read these consolidated interim financial statements in conjunction with the audited consolidated financial statements and notes thereto included in Cano’s Form 10-KSB dated June 30, 2006.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of Cano and its wholly-owned subsidiaries. Intercompany accounts and transactions are eliminated. In preparing the accompanying financial statements, management has made certain estimates and assumptions that affect reported amounts in the financial statements and disclosures of contingencies. Actual results may differ from those estimates. Significant assumptions are required in the valuation of proved oil and natural gas reserves, which may affect the amount at which oil and natural gas properties are recorded. It is at least reasonably possible these estimates could be revised in the near term, and these revisions could be material.

New Accounting Pronouncements

On July 13, 2006, the Financial Accounting Standards Board (“FASB”) released FIN 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109.”  FIN 48 requires companies to evaluate and disclose material uncertain tax positions it has taken with various taxing jurisdictions.  We are currently reviewing FIN 48 and have not yet determined the effect, if any, that FIN 48 will have to our operating results, financial position, or future cash flows.  We will be required to adopt FIN 48 for our fiscal year ending June 30, 2008.

2.   PREFERRED AND COMMON STOCK FINANCINGS

On September 6, 2006, we sold in a private placement 49,116 shares of Series D Convertible Preferred Stock at a price of $1,000.00 per share and 6,584,247 shares of common stock at a price of $4.83 per share, the three day average closing price of the stock prior to the execution of the definitive agreements, plus a warrant component.  The preferred stock has a 7.875% dividend and features a paid-in-kind (“PIK”) provision that allows, at the investor’s option, the investor to receive additional shares of common stock upon conversion for the dividend in lieu of a cash dividend payment.  Holders of approximately 55% of the preferred stock chose the PIK dividend option.  The preferred stock is convertible to common stock at a price of $5.75 per share and the common stock was subject to 25% warrant coverage at an exercise price of $4.79 per share.  If any Series D Convertible Preferred Stock remains outstanding on September 6, 2011, we are required to redeem the Series D Convertible Preferred Stock for a redemption amount in cash equal to the stated value of the Preferred Stock, plus accrued dividends and PIK dividends.  Gross proceeds from the transactions were $80.9 million, of which $49.1 million was attributable to the preferred stock, and $31.8 million was attributable to the common stock and warrants.  Net proceeds were $75.5 million after deducting for issuance costs of $5.4 million.

The warrant component totals 1,646,061 common shares and is exercisable at $4.79 per share.  The exercise period commenced on March 5, 2007 and expires on March 6, 2008.  We computed the fair value of the warrants at September 6, 2006 as approximately $2.3 million based on the Black-Scholes model assuming the warrants will be exercised prior to the March 6, 2008 expiration date, using a 53% expected volatility factor, a risk-free rate of 4.92% and assuming no expected dividend yield.  We have included the fair value of the warrants in Additional Paid-In Capital on our consolidated balance sheet as of March 31, 2007.

Cash proceeds from the financings were used to repay long-term debt (see Note 3), for general corporate purposes and to fund our capital expenditures.

We were required to file a Registration Statement (Form S-1) with the Securities and Exchange Commission (“SEC”), which was filed on October 13, 2006 and was declared effective on January 4, 2007.  On April 9, 2007, we also filed to register these same securities on a Registration Statement Form S-3 which was declared effective on April 19, 2007.  We are required to maintain the effectiveness of the registration statement, subject to certain exceptions, and if the effectiveness is not maintained, then we must pay 1.5% of the gross proceeds and an additional 1.5% for every 30 days it is not maintained.  The maximum aggregate of all registration delay payments is 10% of the gross proceeds.

Pursuant to the terms of the preferred stock and subject to certain exceptions, if we issue or sell common stock at a price less than the conversion price (currently $5.75 per share) in effect immediately prior to such issuance or sale, the conversion price shall be reduced.  If such an issuance is made prior to June 6, 2007, the conversion price will be lowered to the average of the conversion price and the issue or sale price.  If such an issuance is made on or after June 6, 2007, the conversion price will be lowered to the issue or sale price.  The above described adjustments are not triggered by issuances or sales involving the following: (i) shares issued in connection with an employee benefit plan; (ii) shares issued upon conversion of the Series D Convertible Preferred Stock; (iii) shares issued upon exercise of the warrants issued on September 6, 2006; (iv) shares issued in connection with a firm commitment underwritten pubic offering with gross proceeds in excess of $50,000,000; (v) shares issued in connection with any strategic acquisition or transaction; (vi) shares issued in connection with any options or convertible securities that were outstanding on August 25, 2006; or (vii) shares issued in connection with any stock split, stock dividend, recapitalization or similar transaction.

Upon a voluntary or involuntary liquidation, dissolution or winding up of Cano or such subsidiaries of Cano the assets of which constitute all or substantially all of the assets of the business of Cano and its subsidiaries taken as a whole, the holders of the Series D Convertible Preferred Stock shall be entitled to receive an amount per share equal to $1,000 plus dividends owing on such share prior to any payments being made to any class of capital stock ranking junior on liquidation to the Series D Convertible Preferred Stock.

In accordance with the provisions of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity and EITF D-98 “Classification and Measurement of Redeemable Securities”, the issuance of preferred stock is accounted for as temporary equity.

For the three months ended March 31, 2007, the preferred dividend was $966,971, of which $532,960 pertained to holders of the PIK dividend option.  For the nine months ended March 31, 2007, the preferred dividend was $2,202,545, of which $1,213,965 pertained to holders of the PIK dividend option.

The liquidation preference for the preferred stock is $50,329,965, which comprises the stated value of $49,116,000 and PIK dividends of $1,213,965 as of March 31, 2007.

On March 30, 2007, as shown in the table below, we issued 404,204 shares as part of the acquisition of oil and gas properties as discussed at Note 4.

The amount of common shares issued and outstanding is summarized as follows:

Issued shares as of June 30, 2006	26,987,941
Shares issued in private placement (above)	6,584,247
Contingently issued shares (Note 7)	5,000
Contingently issued shares — forfeited (Note 7)	(30,000)
Shares issued for acquisition of oil and gas properties (Note 4)	404,204
Issued shares as of March 31, 2007	33,951,392
Management shares returned to Treasury Stock (Note 7)	(1,268,294)
Outstanding shares as of March 31, 2007	32,683,098

3.   LONG-TERM DEBT

Cash proceeds from the financings discussed in Note 2 were used to repay $68.75 million of long-term debt outstanding at June 30, 2006, consisting of amounts due under the senior credit agreement and subordinated credit agreement of $53.75 million and $15 million, respectively.  Due to repaying the $15 million outstanding balance on the subordinated credit agreement, this debt facility has been permanently retired.  The senior credit agreement, with a borrowing base of $48 million, is our only remaining source of debt.  At March 31, 2007, we had outstanding long-term debt of $21.5 million and we were in compliance with the covenants stated in our senior credit agreement.  At March 31, 2007, the interest rate was 7.07%.

On March 6, 2007, we entered into Amendment No. 5 senior credit agreement.  Among other items, Amendment No. 5 (i) extends the maturity date from November 28, 2008 to November 29, 2009; (ii) provides that Cano shall grant the lenders mortgages in Cano’s Barnett Shale properties; (iii) clarifies that the development and acquisition of oil and gas properties does not constitute general corporate or working capital purposes such that expenditures for the development and acquisition of oil and gas properties are not subject to the $10 million cap on general corporate advances; (iv) provides that Cano’s Barnett Shale properties are now subject to the negative covenant of being sold without consent; and (vi) provides that the leverage ratio (a) at the end of each fiscal quarter ending on or after March 31, 2007 shall not be greater than 5.00 to 1.00; (b) at the end of each fiscal quarter ending on or after September 30, 2007 shall not be greater than 4.50 to 1.00; and (c) at the end of each fiscal quarter ending on or after March 31, 2008 shall not be greater than 4.00 to 1.00 and for the purposes of calculating the leverage ratio, the definition of “Consolidated Debt” shall not include “Debt” outstanding under preferred stock.  In addition, Amendment No. 5 reduces the interest rate margin charged on borrowings from the senior credit agreement by 0.75%.  Amendment No. 5 also specifies $6,000,000 of insurance proceeds received by Cano shall be placed in a controlled bank account to be used to pay attorney’s fees, settlement amounts and other litigation expenses incurred to defend and/or settle the fire litigation.  See additional discussion at Note 11.

On March 7, 2007, we entered into an Assignment and Agreement pursuant to which (i) Union Bank of California, N.A. and Natixis Banques Populaires adjusted their proportional lending interests; and (ii) Cano’s borrowing base was reduced from $55 million to $48 million and shall remain $48 million until the borrowing base is redetermined in accordance with the terms of the senior credit agreement, as amended.

4.   ACQUISITION BY CANO PETRO OF NEW MEXICO, INC.

On March 30, 2007, Cano Petro of New Mexico, Inc. (“Cano Petro”), a wholly-owned subsidiary, acquired certain oil and gas properties in the Permian Basin effective February 1, 2007 for approximately $8.9 million, after purchase price adjustments.  The purchase price consisted of approximately $7 million in cash and 404,204 shares of Cano restricted common stock, which was valued at $4.59 per share.  Included in the purchase price and pursuant to the agreement, $800,000 was withheld from the March 30, 2007 cash payment and is to be ratably paid out during the following 120 days based on satisfactory completion of certain due diligence procedures.  Accordingly, we have recorded an $800,000 acquisition payable to our consolidated balance sheet.

The properties acquired by Cano Petro were recorded based on the purchase method of accounting. The operations of Cano Petro will be included in our consolidated financial statements beginning April 1, 2007. The purchase price was allocated to the acquired assets and assumed liabilities based on their estimated fair values. The calculation of the purchase price and allocation to assets is as follows:

Net Acquisition Price	$8,867,459
Asset Retirement Obligations	451,491
Other Liabilities Assumed	178,625
Total Purchase Price	$9,497,575

Allocation of Purchase Price:
Fixed assets and other	$35,000
Oil & Gas Properties	9,462,575
$9,497,575

The fair value assigned to the oil and natural gas properties is based on management’s valuation of the properties, which was derived in part by reference to reserve reports prepared by our internal engineers.  Based on the engineer’s reports and Cano’s internal analyses, we believe the value assigned to these properties is reasonably supported. We are continuing the process of determining our final estimate of fair value of assets and liabilities.

5.   DERIVATIVE HEDGING CONTRACTS

Pursuant to our senior credit agreement, we are required to enter into financial contracts to hedge a portion of our production at specified prices for oil and natural gas. The objective of the hedging contracts is to reduce our exposure to commodity price risk associated with expected oil and natural gas production. By achieving this objective we intend to protect the outstanding debt amounts and maximize the funds available under our existing senior credit agreement, which should enable us to support our annual capital budgeting and expenditure plans.

During our fiscal year ended June 30, 2006, we paid $6.1 million to enter into financial contracts to set price floors.  During the nine months ended March 31, 2007, we paid $1.2 million to enter into additional financial contracts to set price floors for the 2009 calendar year.  These financial contracts are summarized in the table below.

Time Period	Floor Oil Price	Barrels per Day	Floor Gas Price	Gas Mcf per Day	Barrels of Equivalent Oil per Day
1/1/06 — 12/31/06	$60	534	$8.50	1,784	832
6/1/06 — 12/31/06	$60	79	$7.60	690	194
1/1/07 — 12/31/07	$55	507	$8.00	1,644	781
1/1/07 — 12/31/07	$60	72	$7.60	658	182
1/1/08 — 12/31/08	$55	479	$7.50	1,534	735
1/1/08 — 12/31/08	$60	66	$7.60	592	164
1/1/09 — 4/30/09	$60	59	$7.60	559	152
1/1/09 — 12/31/09	$55	395	$7.60	1,644	668

We have no derivative hedging contracts that set a price ceiling. We do not designate our derivatives as cash flow or fair value hedges. We do not hold or issue derivative financial instruments for speculative or trading purposes. We are exposed to credit losses in the event of nonperformance by the counterparty to our financial hedging contracts. We anticipate, however, that our counterparty, Union Bank of California, will be able to fully satisfy their obligations under the contracts. We do not obtain collateral or other security to support our financial hedging contracts subject to credit risk but we monitor the credit standing of the counterparty. At March 31, 2007, we had a receivable balance due from our counterparty amounting to $26,790.

Changes in the fair values of our derivative instruments are recorded immediately in earnings in other income on our statements of operations.  Amounts due from or to our counterparty resulting from the settlement of our derivative instruments are recorded as other income or expense in the consolidated statements of operations. During the three and nine month periods ended March 31, 2007, there were settlements under our derivative agreements due to Cano amounting to $106,942 and $858,399, which are included in our Consolidated Statements of Operations under “Crude oil and natural gas sales.”  The settlements were cumulative monthly payments due to Cano since the NYMEX natural gas price was lower than the “floor natural gas prices” ranging from $7.60 to $8.50 per mcf and the NYMEX crude oil price was lower than the “floor crude oil prices” ranging from $55 to $60 per barrel.  The cash flows relating to the derivative instruments are reflected in operating activities on our statements of cash flow.

We obtained mark-to-market valuations used for our derivative instruments from an external source and validated such valuations using quotes for exchange-traded options with similar terms. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, we recorded the $7.3 million in payments as Derivative Assets. SFAS 133 also provides that derivative instruments be measured at fair value on the balance sheet date.  During the three and nine month period ended March 31, 2007, we recognized losses on hedge contracts to our Consolidated Statements of Operations amounting to $1,633,046 and $1,790,036 under “Unrealized loss on hedge contracts.”  At March 31, 2007, our Derivative Assets totaled $2,310,538, of which $1,617,431 is considered long-term.

6.   ASSET RETIREMENT OBLIGATION

Our financial statements reflect the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. Our asset retirement obligation (“ARO”) primarily represents the estimated present value of the amount we will incur to plug, abandon and remediate our producing properties at the end of their productive lives, in accordance with applicable state laws. We determine our ARO by calculating the present value of expected cash flows related to the liability. At March 31, 2007, our liability for ARO was $2,220,208, of which $2,076,470 is considered long-term. Our asset retirement obligations are recorded as current or non-current liabilities based on the estimated timing of the anticipated cash flows.

The following table describes the changes in our asset retirement obligations for the nine months ended March 31, 2007:

Asset retirement obligation at June 30, 2006	$1,607,378
Liability incurred for properties acquired (Note 4)	451,491
Accretion of discount	103,136
Change in estimate	76,058
Liabilities settled	(17,855)
Asset retirement obligation at March 31, 2007	$2,220,208

7.   DEFERRED COMPENSATION

Management Stock Pool Agreement

As discussed in our Form 10-KSB dated June 30, 2006 pursuant to the terms of a Management Stock Pool Agreement dated May 28, 2004, the escrowed performance shares totaled 2,505,025 shares.  During October 2006, the Board approved the release of performance shares totaling 1,252,514 shares to the executive Davenport shareholders and the remaining 1,252,511 shares have been returned as treasury shares.

As of March 31, 2007, the Treasury Stock totaled 1,268,294 shares, consisting of the 1,252,511 performance shares which have been returned as treasury stock, as previously discussed, and 15,783 compensation shares forfeited by a former employee.

Contingently Issued Shares from the 2005 Long-Term Incentive Plan

As of March 31, 2007, we have issued 115,000 restricted shares to key employees pursuant to our 2005 Long-Term Incentive Plan, as summarized below:

	Shares	Weighted Average Grant Price	Fair Value
Outstanding at June 30, 2006	140,000	$5.62	$786,800
Shares granted during August 2006	5,000	$5.03	$25,150
Shares forfeited during November 2006	(30,000)	$5.62	$(168,600)
Outstanding at March 31, 2007	115,000	$5.59	$643,350

The restricted shares will vest to the individual employees based on future years of service ranging from one to three years depending on the life of the award agreement.  The fair value is based our actual stock price on the date of grant multiplied by the number of restricted shares granted.  As of March 31, 2007, the value of non-vested restricted shares amounted to $442,088.  In accordance with SFAS Nos. 123(R), for the three and nine months ended March 31, 2007, we have expensed $74,067 and $220,876, respectively, to stock compensation expense based on amortizing the fair value over the appropriate service period.

8.   STOCK OPTIONS

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment.” SFAS No. 123(R) revises SFAS No. 123, “Accounting for Stock-Based Compensation,” and focuses on accounting for share-based payments for services provided by employee to employer. The statement requires companies to expense the fair value of employee stock options and other equity-based compensation at the grant date. The statement does not require a certain type of valuation model, and either a binomial or Black-Scholes model may be used.  We adopted SFAS 123(R) beginning July 1, 2006.  Since we had expensed stock options granted to employees in accordance with SFAS 123, the adoption of SFAS No. 123(R) did not materially impact our operating results, financial position, or our cash flows.

On December 7, 2005, our stockholders approved our 2005 Long-Term Incentive Plan (“2005 LTIP”) that authorized the issuance of up to 1,000,000 shares of our common stock to key employees, key consultants and outside directors of our company and subsidiaries.  On December 28, 2006, our stockholders approved an Amendment to the 2005 LTIP that increases the number of shares authorized for issuance under the Plan from 1,000,000 to 3,500,000 shares of our common stock.  The Amendment also increases for Executive Officers (as defined in the Plan) for any calendar year (i) the number of stock options or stock appreciation rights that any Executive Officer can receive from 100,000 shares of common stock to 300,000 shares of common stock, (ii) the number of shares relating to restricted stock, restricted stock units, performance awards or other awards that are subject to the attainment of performance goals that any Executive Officer can receive from 100,000 shares of common stock to 300,000 shares of common stock; and (iii) the number of shares relating to all awards that an Executive Officer can receive from 100,000 to 300,000.  The 2005 LTIP permits the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights and other awards, whether granted singly, or in combination or in tandem.  The 2005 LTIP terminates on December 7, 2015; however, awards granted before that date will continue to be effective in accordance with their terms and conditions.

On August 11, 2006, under the 2005 LTIP, 15,000 options were granted to two non-employee directors. The options granted to these two directors under the 2005 LTIP totaled 30,000 shares.  The exercise price is $5.06 per share. These granted options vest on August 11, 2007 if such persons are still directors or an employee on this date.  As of March 31, 2007, the 30,000 options were forfeited.

On December 28, 2006, under the 2005 LTIP, 25,000 options were granted to each of our six non-employee directors totaling 150,000 shares. The exercise price is $5.42 per share. These granted options vest on December 28, 2007 if such persons are still directors or an employee on December 28, 2007.  As of March 31, 2007, 50,000 of these options were forfeited.

On December 28, 2006, under the 2005 LTIP, we granted 265,000 total options to our five executive officers. The exercise price is $5.42 per share. If the executive officer is still employed by us on each anniversary date of the grant, one-third of the stock options will vest on each of the following three anniversary dates - December 28, 2007, 2008 and 2009.

On February 7, 2007, under the 2005 LTIP, we granted 12,000 total options to an employee.  The exercise price is $4.88 per share.  The options vest on February 7, 2010 if such person is still an employee on February 7, 2010.

A summary of options as of March 31, 2007 is as follows:

	Shares	Weighted Average Exercise Price
Outstanding at June 30, 2006	577,185	$5.66
Shares granted	457,000	$5.40
Shares forfeited or expired	(215,000)	$6.92
Outstanding at March 31, 2007	819,185	$5.18

Total options exercisable at March 31, 2007 amounted to 325,000 shares and had a weighted average exercise price of $4.92.  Upon exercise, we issue the full amount of shares exercisable per the term of the options from new shares. We have no plans to repurchase those shares in the future.

Pursuant to SFAS No. 123(R), Accounting for Stock-Based Compensation, the fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model.  Expected volatilities are based on historical volatility of our common stock.  We use historical data to estimate option exercise and employee termination within the valuation model.  The expected lives of options granted represent the period of time that options granted are expected to be outstanding.  The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.  The expected dividend yield reflects our intent not to pay dividends on our common stock during the contractual periods.  The fair values of options granted through March 31, 2007 and 2006 along with the factors used to calculate the fair values of those options are summarized in the table below:

	Nine Months Ended March 31,
	2007	2006
No. of shares	494,185	325,000
Risk free interest rate	4.69 – 5.15%	4.02 – 4.44%
Expected life	4 years	4 years
Expected volatility	51.6 – 53.4%	41.9 – 51.5%
Expected dividend yield	0.0%	0.0%
Weighted average grant date fair value — exercise prices equal to market value on grant date	$2.75	$2.40
Weighted average grant date fair value — exercise prices greater than market value on grant date	$—	$—
Weighted average grant date fair value — exercise prices less than market value on grant date	$—	$1.75

In accordance with the provisions of SFAS 123(R), for the three-month periods ended March 31, 2007 and 2006, we had recorded a charge to stock compensation expense of $154,633 and $61,643, respectively, for the estimated fair value of the options granted to our directors and employees.  For the nine-month periods ended March 31, 2007 and 2006, we had recorded a charge to stock compensation expense of $394,647 and $134,437, respectively, for the estimated fair value of the options granted to our directors and employees.

The following is a summary of stock options outstanding at March 31, 2007:

Exercise Price	Options Outstanding	Remaining Contractual Lives (Years)	Options Exercisable
$4.00	50,000	8.21	50,000
$4.13	100,000	8.01	100,000
$3.98	50,000	8.47	50,000
$6.30	125,000	8.71	125,000
$4.88	12,000	9.87	—
$5.15	117,185	9.23	—
$5.42	365,000	9.75	—
$5.19	819,185	9.18	325,000

Based on our $4.52 stock price at March 31, 2007, the intrinsic value of the options outstanding was approximately $92,000.

9.   NET LOSS PER COMMON SHARE

Basic net income (loss) per common share is computed by dividing the net income attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period.

Diluted net income (loss) per common share is computed in the same manner, but also considers the effect of common stock shares underlying the following:

	March 31, 2007	March 31, 2006
Stock options	819,185	325,000
Warrants	1,646,061	—
Preferred stock	8,541,913	—
PIK dividends	211,124	—
Restricted shares	115,000	2,659,975

The shares of common stock underlying the stock options, warrants, the preferred stock, PIK dividends and the restricted shares, as shown in the preceding table, are not included in weighted average shares outstanding for the three and nine months ended March 31, 2007 and 2006 as their effects would be anti-dilutive.

10.   RELATED PARTY TRANSACTIONS

During August 2006, we acquired an additional 2.0% overriding royalty interests from THEprivate Energy Company, Inc. (formerly Cano Energy Corporation) for $133,400.  We paid $66,700 per percentage of net revenue for these royalty interests, which is consistent with the price we paid for prior royalty interests we acquired from THEprivate Energy Company, Inc. during December 2005 and during January 2006.

S. Jeffrey Johnson, our Chairman of the Board and Chief Executive Officer, is a 30% shareholder in THEprivate Energy Company, Inc. The terms of the purchase were supported by a valuation established by our independent engineer.  This purchase was approved by our Board pursuant to a recommendation by our Audit Committee.

We have entered into an agreement to be a lead sponsor of a television production called Honey Hole All Outdoors. As part of the sponsorship, we paid $112,500 during the nine months ended March 31, 2007 to R.C. Boyd Enterprises, the owner of Honey Hole All Outdoors. Randall Boyd is the sole shareholder of R.C. Boyd Enterprises and is a member of our Board.

11.   COMMITMENTS AND CONTINGENCIES

Litigation

On March 23, 2006, the following lawsuit was filed in the 100th Judicial District Court in Carson County, Texas; Cause No. 9840, The Tom L. and Anne Burnett Trust, by Anne Burnett Windfohr, Windi Phillips, Ben Fortson, Jr., George Beggs, III and Ed Hudson, Jr. as Co-Trustees; Anne Burnett Windfohr; and Burnett Ranches, Ltd. v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc.; W. O. Operating Company, Ltd, and W.O. Energy, Inc. The plaintiffs claim that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and natural gas operations started a wildfire that began on March 12, 2006 in Carson County.

The plaintiffs (i) allege negligence and gross negligence and (ii) seek undisclosed damages, including, but not limited to, damages for damage to their land and livestock, certain expenses related to fighting the fire and certain remedial expenses. In addition, the plaintiffs seek (i) termination of certain oil and natural gas leases, (ii) reimbursement for their attorney’s fees and (iii) exemplary damages. The plaintiffs also claim that Cano and its subsidiaries are jointly and severally liable as a single business enterprise and/or a general partnership or defacto partnership. The owner of the remainder of the mineral estate, Texas Christian University, has intervened in the suit joining the plaintiffs’ request to terminate certain oil and natural gas leases.  On January 26, 2007, Southwestern Public Service Company d/b/a XCEL Energy, intervened in the suit as a party adverse to all defendants, claiming that the fire that is the subject of this lawsuit destroyed transmission and distribution equipment, including utility poles, lines and other equipment with an estimated loss of $1,876,000.  On March 13, 2007, the Court struck this plea in intervention and disallowed XCEL Energy’s intervention.

On April 9, 2007, the Judge of the 100th Judicial District Court sent a letter to counsel indicating intended rulings on a number of pending motions that could affect the outcome of this case.  Specifically, the Court indicated in the letter its intention to (a) grant motions for summary judgment in favor of Cano and certain of its subsidiaries on plaintiffs’ claims for (i) breach of contract/termination of an oil and gas lease; and (ii) negligence; (b) grant the plaintiffs’ no-evidence motion for summary judgment on the contributory negligence, assumption of the risk, repudiation and estoppel affirmative defenses asserted by Cano and certain of its subsidiaries; (c) deny motions for summary judgment filed by Cano and certain of its subsidiaries on theories of direct and vicarious liability; and (d) deny the motion for summary judgment filed by Cano and certain of its subsidiaries on plaintiffs’ claim for exemplary damages.

No final judgment or other orders have been entered by the Court and the current trial setting has been canceled.  On April 10, 2007, plaintiffs filed a Motion to Recuse the Judge and have requested that another Judge be appointed to hear the case.  The Motion to Recuse remains pending, and Cano is opposing the Motion to Recuse.  No final judgment may be entered by the Court while the Motion to Recuse is pending.

Due to the inherent risk of litigation, the outcome of this case is uncertain and unpredictable; however, at this time Cano management believes the suit is without merit and is vigorously defending itself and its subsidiaries.

On April 28, 2006, the following lawsuit was filed in the 31st Judicial District Court of Roberts County, Texas, Case No. 1922, Robert and Glenda Adcock, et al. v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc.; W. O. Operating Company, Ltd, and W.O. Energy, Inc. There are 43 plaintiffs and four groups of interveners that claim that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and natural gas operations started a wildfire that began on March 12, 2006 in Carson County.

The plaintiffs (i) allege negligence, gross negligence, trespass and nuisance and (ii) seek undisclosed damages, including, but not limited to, damages to their land, buildings and livestock and certain remedial expenses. In addition, the plaintiffs seek (i) reimbursement for their attorney’s fees and (ii) exemplary damages.  This case is set for trial on October 29, 2007.

Due to the inherent risk of litigation and the fact that this case is in the early stages of discovery, the outcome of this case is uncertain and unpredictable; however, at this time Cano management believes the suit is without merit and is vigorously defending itself and its subsidiaries.

On April 10, 2006, the following lawsuit was filed in the 31st Judicial District Court of Roberts County, Texas, Case No. 1920, Joseph Craig Hutchison and Judy Hutchison v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc.; W. O. Operating Company, Ltd, and W.O. Energy, Inc. On May 1, 2006, the following lawsuit was filed in the 31st Judicial District Court of Roberts County, Texas, Case No. 1923, Chisum Family Partnership, Ltd. v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc.; W. O. Operating Company, Ltd, and W.O. Energy, Inc. The plaintiffs in both cases claim that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and natural gas operations started a wildfire that began on March 12, 2006 in Carson County.

The plaintiffs in both cases (i) allege negligence and trespass and (ii) seek undisclosed damages, including, but not limited to, damages to their land and certain remedial expenses. In addition, the plaintiffs in both cases seek (i) reimbursement for their attorney’s fees and (ii) exemplary damages.

Due to the inherent risks of litigation and the fact that these cases are in the early stages of discovery, the outcome of these cases is uncertain and unpredictable; however, at this time Cano management believes the suits are without merit and is vigorously defending itself and its subsidiaries.

On July 3, 2006, the following lawsuit was filed in the 31st Judicial District Court of Roberts County, Texas, Case No. 1928, Rebecca Lee Martinez, et al v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc.; W. O. Operating Company, Ltd., and W.O. Energy, Inc. The plaintiffs claim that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and natural gas operations started a wildfire that began on March 12, 2006 in Carson County, Texas. The plaintiffs (i) allege negligence and gross negligence and (ii) seek undisclosed damages for the wrongful death of two individuals who they claim died as a result of the fire. Additional heirs and relatives of one of the decedents have intervened in this case seeking similar claims.

Due to the inherent risk of litigation and the fact that this case is in the early stages of discovery, the outcome of this case is uncertain and unpredictable; however, at this time Cano management believes the suit is without merit and is vigorously defending itself and its subsidiaries.

On August 9, 2006, the following lawsuit was filed in the 233rd Judicial District Court of Gray County, Texas, Yolanda Villareal, Individually and on behalf of the Estate of Gerardo Villareal v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W. O. Operating Company, Ltd., and W.O. Energy, Inc. The plaintiffs claim that the electrical wiring and equipment of Cano or certain of its subsidiaries relating to oil and natural gas operations started a wildfire that began on March 12, 2006 in Carson County, Texas. The plaintiffs (i) allege negligence and gross negligence and (ii) seek undisclosed damages for the wrongful death of Gerardo Villareal who they claim died as a result of the fire. Relatives of Roberto Chavira have intervened in the case alleging similar claims regarding the death of Roberto Chavira.

Due to the inherent risk of litigation and the fact that this case is in the early stages of discovery, the outcome of this case is uncertain and unpredictable; however, at this time Cano management believes the suit is without merit and is vigorously defending itself and its subsidiaries.

On June 20, 2006, the following lawsuit was filed in the United States District Court for the Northern District of Texas, Fort Worth Division, C.A. No. 4-06cv-434-A, Mid-Continent Casualty Company (“Mid-Con”), vs. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W.O. Operating Company, Ltd. and W.O. Energy, Inc. seeking a declaration that Mid-Con is not responsible for pre-tender defense costs and that the plaintiff has the sole and exclusive right to select defense counsel and to defend, investigate, negotiate and settle the litigation described above and on September 18, 2006, the First Amended Complaint for Declaratory Judgment was filed with regard to the cases described above. Cano and its subsidiaries were served with the lawsuit between September 26-28, 2006.

On February 9, 2007, Cano and its subsidiaries entered into a Settlement Agreement and Release with Mid-Con pursuant to which in exchange for mutual releases, in addition to the approximately $923,000 that we had been reimbursed, Mid-Con agreed to pay to Cano within 20 business days of February 9, 2007 the amount of $6,699,827 comprised of the following: (a) the $1,000,000 policy limits of the primary policy; (b) the $5,000,000 policy limits of the excess policy; (c) $500,000 for future defense costs; (d) $144,000 as partial payment for certain unpaid invoices for litigation related expenses; (e) all approved reasonable and necessary litigation related expenses through December 21, 2006 that are not part of the above-referenced $144,000; and (f) certain specified attorneys fees.  During February 2007, we received the $6,699,827 payment from Mid-Con.  Of this $6,699,827 amount, the payments for policy limits amounting to $6,000,000, in accordance with Amendment No. 5 to the senior credit agreement (Note 3), have been placed in a controlled bank account and the use of the proceeds is specified to pay attorney’s fees, settlement amounts and other litigation expenses incurred to defend and/or settle the fire litigation.  Accordingly, our consolidated balance sheet reflects the $6,000,000 as Restricted Cash and a corresponding liability under Deferred Litigation Credit.  The remaining $699,827 was applied as a reduction to General & Administrative Expense for litigation expenses incurred.

On March 14, 2007, the following lawsuit was filed in the 100th Judicial District Court of Carson County, Texas, Southwestern Public Service Company d/b/a XCEL Energy v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W.O. Operating, Ltd, and W.O. Energy, Inc.  The plaintiff claims that electrical wiring and equipment relating to oil and gas operations of the Company or certain of its subsidiaries started a wildfire that began on March 12, 2006 in Carson County, Texas. The plaintiff (i) alleges negligence and (ii) seeks $1,876,000 for damages related to the destruction of its transmission and distribution equipment, including utility poles, lines and other equipment. In addition, the plaintiff seeks reimbursement for its attorney’s fees. The plaintiff has moved for an expedited trial setting of August 27, 2007, which Cano contests.

Due to the inherent risk of litigation and the fact that this case is in the early stages of discovery, the outcome of this case is uncertain and unpredictable; however, at this time Cano management believes the suit is without merit and is vigorously defending itself and its subsidiaries.

Other

Occasionally, we are involved in other various lawsuits and certain governmental proceedings arising in the ordinary course of business. Our management does not believe that the ultimate resolution of any current matters that are not set forth above, including due to the existence of insurance coverage, indemnification and escrow accounts, will have a material effect on our financial position or results of operations. None of our directors, officers or affiliates, owners of record or beneficially of more than five percent of any class of our voting securities, or security holder is involved in a proceeding adverse to our business or has a material interest adverse to our business.

Environmental

To date, our expenditures to comply with environmental or safety regulations have not been significant and are not expected to be significant in the future. However, new regulations, enforcement policies, claims for damages or other events could result in significant future costs.

Item 2. Management’s Discussion and Analysis on Financial Condition and Results of Operations

Forward-Looking Statements

The information in this report on Form 10-Q contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves provided they identify these statements as forward looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact made in this report are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations as a result of many factors, including, but not limited to the volatility in prices for crude oil and natural gas, future commodity prices for derivative hedging contracts, interest rates, estimates of reserves, drilling risks, geological risks, transportation restrictions, the timing of acquisitions, product demand, market competition, interruption in production, our ability to obtain additional capital, and the success of waterflooding and enhanced oil recovery techniques.

You should read the following discussion and analysis in conjunction with the consolidated financial statements of Cano Petroleum, Inc. and subsidiaries and notes thereto, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of management.

Growth Strategy

We are a growing independent oil and natural gas company that intends to actively pursue enhanced oil recovery techniques to increase production and reserves at our existing properties and properties acquired in the future.  Our primary focus is crude oil and our target acquisitions are onshore U.S. properties.  Our focus on domestic, mature oil fields eliminates exploration risks and uncertainties of international sources.  We use waterflooding and enhanced oil recovery (“EOR”) methods, such as surfactant-polymer technology.

During our first two years of operations, our primary focus was to achieve growth through acquiring existing, mature oil and natural gas fields.  We believe the portfolio of oil and natural gas properties that we have acquired thus far provides ample opportunities to apply our operational strategy.  The potential of these assets is discussed in our Form 10-KSB dated June 30, 2006 - “Management’s Discussion and Analysis—- Proved Reserves.”  During the fiscal year ending June 30, 2007, our primary emphasis has been to achieve growth by developing our existing oil and natural gas properties through development activities such as waterflooding and EOR technology.  We will continue to evaluate potential acquisition targets that are consistent with our operational strategy.  These development activities are more clearly defined later in this section under “Capital Spending Plan.”

Liquidity and Capital Resources

As discussed in Note 2, on September 6, 2006, we sold in a private placement 49,116 shares of Series D Convertible Preferred Stock at a price of $1,000.00 per share and 6,584,247 shares of common stock at a price of $4.83 per share, the three day average closing price of the stock prior to the execution of the definitive agreements, plus a warrant component.  The preferred stock has a 7.875% dividend and features a paid-in-kind (“PIK”) provision that allows, at the investor’s option, the investor to receive additional shares of common stock upon conversion for the dividend in lieu of a cash dividend payment.  Holders of approximately 55% of the preferred stock chose the PIK dividend option.  The convertible preferred stock is convertible to common stock at a price of $5.75 per share and the common stock was subject to 25% warrant coverage at an exercise price of $4.79 per share.  If any Series D Convertible Preferred Stock remains outstanding on September 6, 2011, we are required to redeem the Series D Convertible Preferred Stock for the redemption amount in cash equal to the stated value of the Series D Convertible Preferred Stock, plus accrued dividends and PIK dividends.  Gross proceeds from the transactions were $80.9 million, of which $49.1 million was attributable to preferred stock, and $31.8 million was attributable to the common stock and warrants.  Net proceeds were $75.5 million after deducting for issuance costs of $5.4 million.

The warrant component totaled 1,646,061 common shares and is exercisable at $4.79 per share.  The exercise period commenced 180 days after September 6, 2006 and expires on March 6, 2008.  We computed the fair value of the warrants at September 6, 2006 as approximately $2.3 million based on the Black-Scholes model.  We have included the fair value of the warrants in Additional Paid-In Capital.

Cash proceeds from the financings were used to repay $68.75 million of long-term debt as discussed in Note 3, for general corporate purposes and to fund our fiscal 2007 capital expenditures.  The subordinated debt has been permanently retired.  The senior credit agreement is our only remaining source of debt.  As discussed in Note 3, our senior credit agreement was amended to reduce our borrowing base from $55 million to $48 million, and will remain at $48 million until the next redetermination, which is expected to be for the reporting period ending June 30, 2007.  At March 31, 2007, we had outstanding long-term debt of $21.5 million.

At March 31, 2007, our cash balance was $0.1 million.  For the nine months ended March 31, 2007, we generated cash from operations of $1.1 million, which is an improvement of $7.4 million as compared to the $6.3 million used in operations for the nine months ended March 31, 2006.  This is largely due to improved earnings as discussed under “Results of Operations,” and the purchase of derivative hedging contracts.  During the nine months ended March 31, 2007 and 2006, we purchased derivative hedging contracts of $1.2 million and $5.3 million, respectively.

We believe the combination of cash on hand, cash flow generated from operations, strong commodity prices, and available debt is sufficient to finance our contractual obligations and our capital expenditure program as further discussed below in the section titled “Capital Spending Plan.”

Hedging Activities

As discussed in Note 5, pursuant to our senior credit agreement, we are required to enter into derivative hedging contracts to hedge our exposure to commodity price risk associated with expected oil and natural gas production.  During December 2006, we paid $1.2 million to enter into derivative hedging contracts to set price floors for the 2009 calendar year.  Through the 2009 calendar year, we are hedged at price floors that range from $55 - $60 per barrel crude oil prices and $7.50 - $8.50 per mcf for natural gas prices.  For the nine months ended March 31, 2007, approximately 70% of our sales were hedged.

We have no derivative hedging contracts that set a price ceiling. Therefore, we are entitled to 100% of our revenue receipts and, if crude oil and natural gas NYMEX prices are lower than the price floor, we will be reimbursed for the difference between the NYMEX price and floor price.

Capital Spending Plan

Our capital spending plan for the twelve months ended June 30, 2007 (“Fiscal Year 2007”), excluding potential acquisitions, is projected to be $41 million to implement developmental projects at our existing fields to increase reserves and production.  Of this amount, we have incurred $26.3 million, of which $21.9 million has been spent for the nine months ended March 31, 2007.  For the second half of the 2007 calendar year, we anticipate additional capital expenditures of $20 - $30 million to continue implementing these development projects.  The status of our capital spending plan is summarized as follows:

Panhandle Properties.  We are progressing with the execution of Phase I of our waterflood development plan at the Cockrell Ranch Unit.  We were granted our Phase I Waterflood Injection Permits from the Texas Railroad Commission on February 21, 2007.  We have two drilling rigs running and have drilled and completed 24 Waterflood replacement wells. We have completed our Phase I development pattern. To date, 40 producing wells have been worked over and returned to production.  All of the remaining injection well conversions are expected to be complete by June 30, 2007. Our Phase I waterflood facility construction and pipeline installation is in progress. We have secured an option for all of the necessary water rights, easements and pipeline capacity to initiate our water injection at the Cockrell Ranch. We expect to initiate Phase I water injection by June, 2007 and anticipate initial response from the waterflood by December of 2007.  Full waterflood development over the remaining 11,000+ net acres of the Panhandle Properties is anticipated once the initial response data is available.

Desdemona Properties — Waterflood. We have drilled and completed 11 required replacement wells to initiate the development of the Duke Sand Waterflood at Desdemona.  Procurement and infrastructure development is 75% complete. We expect regulatory approvals to initiate water injection in the second calendar quarter of 2007, and anticipate an initial waterflood response in the fourth calendar quarter of 2007.

Desdemona Properties — Barnett Shale. We have announced a new field discovery in the Barnett Shale formation in this field, located some 50 miles west of established Barnett Shale production in the Ft. Worth Basin.  We have drilled fifteen vertical wells to delineate the lateral extent of the Barnett Shale formation within the roughly 11,000 acres of our Desdemona Field.  Currently, ten vertical Barnett Shale wells are on production, averaging a gross 1.3 MMCFPD of total gas production.  The remaining five vertical wells are waiting on gas sales connections and compression installation.  These wells should be on gas sales during the second calendar quarter of 2007.  The results of the vertical well test program have provided encouraging results that have allowed us to initiate our Horizontal Well Development Program in the field.  We have drilled and cased three horizontal wells, drilled with 2,500 foot lateral sections.  We are currently drilling our fourth horizontal well to test the horizontal capabilities of the field.  Based on our vertical test results and analogs, it is internally estimated Cano has 80 total horizontal locations on roughly 120 acre spacing. We expect initial production of between 650 MCFPD and 1.2 MMCFPD from each horizontal well.  The resulting net internally estimated ultimate recovery (“EUR”) range would be .8 BCFE to 1.15 BCFE for each horizontal well. Horizontal drilling and completion costs are estimated at roughly $838,000 per well, compared to the vertical well drilling and completion cost of $523,000 per well. Based on the recovery ranges mentioned, internal estimates of proved undeveloped reserves are between 63 BCFE (11 MMBOE) to 92 BCFE (15 MMBOE) for the Barnett Shale in this field. Economics from these recovery ranges indicate return on investment (“ROI”) range of 40% to 75% at a $7/MCF gas price. We anticipate maintaining a one rig horizontal drilling program in this field to develop the play. As previously mentioned, we also have Marble Falls formation re-completion potential in all of the vertical and horizontal Barnett Shale wells we complete.  Based on the three existing Marble Falls re-completions producing in the field, we internally estimate a net recovery of .2 BCFE (.033 MMBOE) per re-completion. Assuming a total of 95 Marble Falls re-completions in the field, this could add an additional internally generated estimated ultimate recovery of between 15 BCFE (2.5 MMBOE) to 19 BCFE (3.2 MMBOE) of reserves in the field. The economics for these re-completions (which cost an estimated $100M per well) result in an internally estimated ROI range of 31% for a $5/MCF gas price to 57% for a $7/MCF price.

Nowata Properties.  We completed the budgeted workovers to return 15 wells to production in the Nowata field to optimize the existing waterflood pattern. The alkaline-surfactant-polymer (“ASP”) pilot plant construction is on schedule with delivery and field testing set for June 2007.  The company has sourced surfactants, polymers and equipment for a scheduled July 2007 start-up of the ASP Pilot. Response is anticipated in the first calendar quarter of 2008.

Corsicana Properties.  We have drilled and completed 16 pattern replacement wells and plan to reinstate a prior waterflood in this field. We are currently in the permitting phase and expect to receive final approvals to inject water in the third calendar quarter of 2007. As we previously mentioned, we have been pleased with the remaining oil saturations in this field and coupled with the prior successful polymer pilot in this field in the 1980’s we believe this field is a prime ASP candidate. Once the waterflood response and laboratory results are analyzed, we anticipate evaluating an ASP Pilot in the field in calendar year 2008.

Davenport Properties.  We completed workovers to return twelve wells to production and are awaiting final regulatory approval to activate eleven injection wells to optimize the existing waterflood pattern at this field.  Initial results of the wells returned to production have been encouraging and production increases have exceeded expectations. Contingent upon successful laboratory studies, we anticipate initiating an ASP Pilot project in the Fiscal Year 2008 timeframe.

Rich Valley Field.  We are presently evaluating the Rich Valley Properties for sale.

New Acquisition — Cato Field.  In addition to the capital spending previously discussed, we completed an acquisition on March 30, 2007.  As discussed in Note 4, Cano Petro of New Mexico, Inc., our wholly-owned subsidiary, acquired certain oil and gas properties in the Permian Basin having an effective date of the acquisition of February 1, 2007 for approximately $8.9 million, after purchase price adjustments.  The purchase price consisted of approximately $7 million in cash and 404,204 shares of Cano restricted common stock, which was valued at $4.59 per share.  We acquired roughly 20,000 acres and three fields in Chavez and Roosevelt Counties, New Mexico.  The prime asset is the roughly 15,000 acre Cato Field, which produces from the historically prolific San Andres formation.  This formation has been successfully waterflooded in the Permian Basin for over 30 years.  The Cato Field is the largest San Andres field in the Permian Basin that has never been flooded.  The primary reasons for no flooding to date included multiple major oil company operators that could never agree on unitization and lack of an available water source.  This field was unitized by Kelt Oil in 1990, secondary recovery permits are in place and there now exists a water supply pipeline to an adjacent field 1.5 miles away.  Moreover, this field is a very viable CO-2 Tertiary flood candidate with a CO-2 pipeline located four miles from the site.  This field contained roughly 100 MMBOE of original oil in place (“OOIP”), based upon previous third-party engineering and geologic studies.  Primary production to date is roughly 16 MMBOE or 16%.  The mean recovery estimated in a report by Texas A&M University, when it studied over 40 San Andres waterflood recoveries in the Permian Basin, is 38% of OOIP.  We expect to initiate well workovers and a return to production program in May 2007.  Initiation of Phase I of the waterflood at Cato is scheduled for August 2008.

Results of Operations

Overall

For the quarter ended March 31, 2007 (“current quarter”), we had a loss applicable to common stock of $3.2 million, which was $2.1 million higher as compared to the $1.1 million loss applicable to common stock incurred for the quarter ended March 31, 2006 (“prior year quarter”).  For the nine months ended March 31, 2007 (“current nine months”), we had a loss applicable to common stock of $5.2 million, which was $2.1 million higher as compared to the $3.1 million loss applicable to common stock incurred for the nine months ended March 31, 2006 (“prior year nine months”).

The following table summarizes the differences between the quarters and nine month periods.

	Quarter Ended March 31,		Increase	Nine Months Ended March 31,		Increase
Amounts in $millions	2007	2006	(Decrease)	2007	2006	(Decrease)
Results of oil and gas producing operations excluding unrealized hedging loss	$1.7	$2.3	$(0.6)	$8.4	$4.6	$3.8
Less the following items:
General and administrative expenses	3.0	1.9	1.1	8.9	5.1	3.8
Interest expense, net	0.4	0.9	(0.5)	2.3	1.2	1.1
Deferred income tax benefit	(1.1)	(0.7)	(0.4)	(1.6)	(1.5)	(0.1)
Preferred stock dividend	1.0	—	1.0	2.2	—	2.2
Loss on hedge contracts	1.6	1.3	0.3	1.8	2.9	(1.1)
Net loss	$(3.2)	$(1.1)	$(2.1)	$(5.2)	$(3.1)	$(2.1)

Results of oil and natural gas producing operations consist of operating revenues less lease operating expenses, production taxes, accretion of asset retirement obligations, and depletion and depreciation.  The current quarter is $0.6 million lower than the prior year quarter.  The current quarter includes three months of operating results from the Pantwist Properties totaling $0.6 million.  The prior year quarter did not include any operating results for the Pantwist Properties.  The favorable effect of including the operating results of the Pantwist Properties in the current quarter was more than offset by $1.2 million of unfavorable items as compared to the prior year quarter primarily resulting from lower revenues and higher operating expenses, which are addressed below under “Operating Revenues” and “Operating Expenses.”

The $3.8 million increase from the results of oil and natural gas producing operations in the current nine months is attributed to including nine months of operating results from the Panhandle Properties (i.e. WO Energy) and the Pantwist Properties.  The prior year nine months included only four months of Panhandle Properties operating results and did not include any operating results for the Pantwist Properties.  This contributed $4.8 million to results of oil and gas operations.  The $4.8 million increase is partially offset by lower revenues and higher operating expenses, which are addressed below under “Operating Revenues” and “Operating Expenses.”

The other factors in the table are addressed in the following discussion.

Operating Revenues

The table below summarizes our operating revenues for the quarter and nine months ended March 31, 2007 and 2006.

	Quarter ended March 31,		Increase	Nine months ended March 31,		Increase
	2007	2006	(Decrease)	2007	2006	(Decrease)
Operating Revenues ($millions)	$6.4	$5.4	$1.0	$22.0	$10.5	$11.5
Sales
• Crude Oil (MBbls)	63	58	5	204	122	82
• Natural Gas (MMcf)	368	221	147	1,089	386	703
• Total (MBOE)	125	95	30	386	186	200
Average Price (includes hedge reimbursements)
• Crude Oil ($/ Bbl)	$56.84	$60.98	$(4.14)	$61.88	$60.08	$1.80
• Natural Gas ($/ Mcf)	$7.66	$8.39	$(0.73)	$8.57	$8.29	$0.28

The current quarter operating revenues of $6.4 million represent an improvement of $1.0 million as compared to the prior year quarter of $5.4 million. The $1.0 million improvement is primarily attributable to:

•                  Increased operating results from the Pantwist Properties ($1.6 million of revenue and 31 MBOE of sales), as we did not have Pantwist in prior year quarter operating results, as previously discussed.

•                  Increased natural gas sales at the Desdemona Properties ($0.2 million of revenue and 7 MBOE of sales) due to our development of the Barnett Shale formation, as previously discussed under “Capital Spending Plan.”

•                  Other increases ($0.2 million of revenue and 2 MBOE of sales), primarily due to increased production at our Davenport, Rich Valley and Nowata Properties.

Partially offsetting the aforementioned increases are decreases due to:

•                  Increased crude oil inventory at the Panhandle Properties due to the extended shutdown of the Valero McKee refinery located in the Texas Panhandle (estimated decrease in revenue and sales of $0.3 million and 6 MBOE, respectively).  This refinery resumed limited operations during March 2007 and is expected to be fully on-line during May 2007.

•                  Decreased crude oil and natural gas sales as production from the Panhandle Properties was temporarily shut-in due to adverse weather during January and February 2007 (estimated decrease in revenue and sales of $0.2 million revenue and 4 MBOE, respectively).

•                  Lower prices received for crude oil and natural gas sales (revenue effect is approximately $0.5 million).

Also, the Pantwist Properties experienced adverse weather during January and February 2007, which reduced their revenue and sales for the current quarter by an estimated $0.1 million and 2 MBOE, respectively.

The current nine months operating revenues of $22.0 million represent an improvement of $11.5 million as compared to the prior year quarter of $10.5 million.  The $11.5 million improvement is primarily attributable to:

•                  Increased operating results from the Panhandle Properties and the Pantwist Properties, as previously discussed (combined $11.3 million of revenue and 203 MBOE of sales).

•                  Higher prices received for crude oil and natural gas sales (revenue effect is approximately $0.7 million).

•                  Increased natural gas sales at the Desdemona Properties, as previously discussed above ($0.2 million of revenue and 7 MBOE of sales).

Partially offsetting the aforementioned increases are decreases due to the increased crude oil inventory at the Panhandle Properties and adverse weather at the Panhandle and Pantwist properties, as previously discussed.

The average price we received for crude oil sales is generally at or above market prices received at the wellhead.  The average price we receive for natural gas sales is approximately the market price received at the wellhead less transportation and marketing expenses.  The average prices received for crude oil and natural gas sales are positively impacted by settlement payments received under our derivative agreements as discussed below under “Loss on Hedging Contracts / Settlement Payments.”

Operating Expenses

For the current quarter, our total operating expenses were $7.8 million, or $2.7 million higher than the prior year quarter of $5.1 million. The $2.7 million increase is primarily attributed to including three months of Pantwist Properties operating expenses totaling $1.0 million, higher general and administrative expenses of $1.1 million, and higher other operating expenses of $0.5 million.

For the current nine months, our total operating expenses were $22.5 million, or $11.5 million higher than the prior year nine months of $11.0 million. The $11.5 million increase is primarily attributed to including nine months of Panhandle Field and Pantwist Properties operating expenses totaling $6.4 million, higher general and administrative expenses of $3.8 million, and higher other operating expenses of $1.3 million.

Our lease operating expenses (“LOE”) consists of costs of producing crude oil and natural gas such as labor, supplies, repairs, maintenance, and utilities.  For the current quarter, the LOE per BOE was $24.68, which is unusually high because it is based on crude oil and natural gas sales which were adversely impacted by the increased crude oil inventory at the Panhandle Properties, as previously discussed, and $0.3 million of non-recurring expenses.  When the LOE per BOE is recomputed based on production, our LOE per BOE is $21.81, which is slightly higher as compared to the prior year quarter of $21.70 per BOE.  For the current nine months, the LOE per BOE was $21.74, which is a slight improvement as compared to the prior year nine months of $21.84 per BOE.  The improvement in the current nine months results is due to implementing operational improvements in prior months, which has led to improved operating efficiency in current months.  We generally incur a high amount of LOE because our fields are more mature and typically produce less oil and more water, and they are generally at the end of the primary or secondary production cycle.  We are continuing to implement improvements to field operations to increase operational efficiency.

Our general and administrative (G&A) expenses consist of support services for our operating activities and investor relations costs. For the current quarter, our G&A expenses totaled $3.0 million, which is $1.1 million higher than the prior year quarter amount of $2.0 million.  The primary contributors to the $1.1 million increase were higher legal fees to comply with regulatory requirements and for litigation of $0.8 million; increased labor and staffing costs of $0.3 million; and increased fees of $0.2 million for accounting services for SEC reporting and to achieve full compliance the Section 404 of the Sarbanes-Oxley Act, partially offset by lower other expenses of $0.2 million.  For the current nine months, our G&A expenses totaled $8.9 million, which is $3.8 million higher than the prior year nine months’ amount of $5.1 million.  The primary contributors to the $3.8 million increase were higher legal fees to comply with regulatory requirements and for litigation of $1.6 million; increased labor and staffing costs of $1.4 million; increased fees of $0.6 million for accounting services for SEC reporting and to achieve full compliance the Section 404 of the Sarbanes-Oxley Act; and higher other expenses of $0.2 million.

Our production and ad valorem taxes (“taxes”) consist of production taxes for crude oil and natural gas sales assessed by Texas and Oklahoma, and ad valorem taxes for property taxes assessed by Texas and Oklahoma on the value of our oil and gas fields.  For the current and prior year quarters, our taxes totaled $0.6 million and $0.4 million, respectively.  For the current and prior year nine month periods, our taxes totaled $1.8 million and $0.7 million, respectively.  The increase in taxes is due to increased sales of crude oil and natural gas as discussed under “Operating Revenues” and increased ad valorem taxes from the Panhandle and Pantwist properties.  For the current quarter and nine month periods, our ad valorem taxes totaled $0.2 million and $0.5 million, respectively.  For the prior year quarter and nine month periods, our ad valorem taxes were $0.1 million.

Loss on Hedging Contracts / Settlement Payments

As discussed in Note 5 to the financial statements, we entered into financial contracts to set price floors for crude oil and natural gas. In accordance with SFAS 133, during the current quarter and current nine months, we recorded a Loss on Hedging Contracts of $1.6 million and $1.8 million, respectively, to reflect the fair value of the derivative instruments as of March 31, 2007.  For the prior year quarter and prior year nine months we had recorded a Loss on Hedging Contracts of $1.3 million and $2.9 million, respectively.  By their nature, these derivative instruments can be highly volatile to our earnings. A five percent change in these prices for our derivative instruments can impact earnings by approximately $100,000.

Also, during the current quarter and current nine months, as discussed in Note 5, there were settlements under our derivative agreements due to Cano.  The settlements were cumulative monthly payments to Cano primarily due to the NYMEX natural gas price being lower than the “floor natural gas prices” ranging from $7.60 to $8.50 per mcf.  We also received payments for the NYMEX crude oil price being lower than the “floor crude oil prices” ranging from $55 to $60 per barrel.  For the current quarter and current nine months, the settlement payments to Cano for natural gas were $88,790 and $813,018, respectively.  For the current quarter and current nine months, the settlement payments to Cano for crude oil were $18,152 and $45,381, respectively.  For the prior year quarter and nine month periods, the settlement payments to Cano for natural gas were $140,996. and there were no settlement payments for crude oil.

Interest Expense

The interest expense we incurred in the current quarter and current nine months of $0.4 million and $2.4 million, respectively, resulted directly from senior credit agreement and subordinated credit agreement as discussed in Note 3.  The current nine months’ amount includes $0.5 million for previously deferred financing costs pertaining to our subordinated credit agreement since we have permanently retired this credit agreement, as discussed in Note 3.  For the prior year quarter and nine month periods, our interest expense was $0.9 million and $1.3 million, respectively.  As we continue progress on our “Capital Spending Plan,” as previously discussed, we expect to see increased interest expense in future periods.

Deferred Income Tax Benefit

As of March 31, 2007, we had a net deferred tax liability of $31.2 million.  This represents deferred tax benefits from generation of net operating losses because a valuation allowance against such items is not required. We review our deferred tax assets at least quarterly and record a valuation allowance against those assets when we conclude that it is more likely than not that those assets will expire without being utilized. For the current quarter and current nine months, we recorded an income tax benefit of $1.1 million and $1.6 million, respectively.  For the prior year quarter and prior year nine months, we recorded an income tax benefit of $0.7 million and $1.5 million, respectively.

Preferred Stock Dividend

The preferred stock dividend during the current quarter and current nine months of $1.0 million and $2.2 million, respectively, resulted from the preferred stock financing, which was completed on September 6, 2006, as discussed in Note 2.  Since we did not issue preferred stock during the nine months ended March 31, 2006, there were no preferred stock dividends for the periods ended March 31, 2006.

New Accounting Pronouncements

On July 13, 2006, the FASB released FIN 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109.”  FIN 48 requires companies to evaluate and disclose material uncertain tax positions it has taken with various taxing jurisdictions.  We are currently reviewing FIN 48 and have not yet determined the effect, if any, that FIN 48 will have to our operating results, financial position, or future cash flows.  We will be required to adopt FIN 48 in our June 30, 2008 fiscal period.

Sabine Joint Venture Withdrawal

On January 26, 2007 but effective January 8, 2007, we entered into the First Amendment to Amended and Restated Regulations of Sabine Production Operating, LLC (“Sabine Production”) with Carlile Management, LLC, a member, Haddock Enterprises, LLC, a member, Jack I. Tompkins, a manager, Dr. Kenneth Q. Carlile, a manager, Gerald W. Haddock, a manager, and S. Jeffrey Johnson, a manager.  Gerald W. Haddock is a member of our board of directors and S. Jeffrey Johnson is our Chairman and CEO.

The amendment provides that the maximum amount to be committed to Sabine Production by any member is increased from $325,000 to $375,000.  The amendment also provides that after funding the increased commitment of $375,000, a member may withdraw as a member of Sabine Production.  Upon a withdrawal, the withdrawing member forfeits its membership interests in Sabine Production and is released from all of its obligations under the Amended and Restated Regulations, as amended, the Omnibus Agreement, the Compensation Reimbursement Agreement and the Non-competition Agreement.

On January 26, 2007, we made our final contribution of $50,000 to Sabine Production such that our aggregate contribution was $375,000 and on February 1, 2007, we delivered our notice of withdrawal from Sabine Production effective on February 1, 2007.  As a result of our withdrawal from Sabine Production, pursuant to the terms of the Amended and Restated Regulations, we have terminated our obligations on February 1, 2007 under the Omnibus Agreement by and among us, Carlile Management, Haddock Enterprises and Sabine Production Partners, LP and the Compensation Reimbursement Agreement by and between us and Sabine Production.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

See Notes 3 and 5 to the consolidated financial statements regarding the updates of our market risk from June 30, 2006 through March 31, 2007.

Item 4. Controls and Procedures.

As of the end of the period covered by this report, we conducted an evaluation, under the supervision and with the participation of our chief executive officer, chief financial officer and principal accounting officer of our disclosure controls and procedures as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Securities Exchange Act of 1934 (the “Exchange Act”). Based upon this evaluation, our chief executive officer, chief financial officer and principal accounting officer concluded that our disclosure controls and procedures were effective to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is: (1) accumulated and communicated to our management, including our chief executive officer, chief financial officer and principal accounting officer, as appropriate to allow timely decisions regarding required disclosure; and (2) recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission’s rules and forms.

During the quarter ended March 31, 2007, there was no change in our internal control over financial reporting that has materially affected or is reasonably likely to materially affect our internal control over financial reporting.

PART II — OTHER INFORMATION

Item 1. Legal Proceedings.

See Note 11 which is incorporated into this “Item 1. Legal Proceedings” by reference.

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds.

All the unregistered sales of equity securities during the third quarter were reflected in the Current Report on Form 8-K that was filed with the Securities and Exchange Commission on April 4, 2007.

Item 6. Exhibits.

Exhibit Number	Description
2.1

Purchase and Sale Agreement by and among UHC New Mexico Corporation, as Seller, Cano Petro of New Mexico, Inc., as Buyer, and Cano Petroleum, Inc., for Certain Limited Purposes, dated March 30, 2007, incorporated by reference from Exhibit 2.1 to Current Report on Form 8-K filed on April 4, 2007. (The schedules and exhibits have been omitted from this filing. An exhibit to the schedules and exhibits is contained in the Purchase and Sale Agreement and the schedules and exhibits are available to the Securities and Exchange Commission upon request).

3.1	Certificate of Amendment of Certificate of Incorporation incorporated by reference from Exhibit 3.8 to Registration Statement on Form S-1 (No. 333-126167) filed on January 23, 2007.
10.1

First Amendment to Amended and Restated Regulations of Sabine Production Operating, LLC effective January 8, 2007, incorporated by reference from Exhibit 10.1 to Current Report on Form 8-K filed on February 1, 2007.

10.2

Amendment No. 5 and Agreement dated as of March 6, 2007 by and among Cano Petroleum, Inc., Square One Energy, Inc., Ladder Companies, Inc., W.O. Energy of Nevada, Inc., WO Energy, Inc., Pantwist, LLC, Cano Petro of New Mexico, Inc., W.O. Operating Company, Ltd. and W.O. Production Company, Ltd., Union Bank of California, N.A., as Administrative Agent, Issuing Lender and Lender, and Natixis, incorporated by reference from Exhibit 10.1 to Current Report on Form 8-K filed on March 12, 2007.

10.3

Supplement No. 2 dated as of March 6, 2007 to the Guaranty Agreement dated as of November 29, 2005, by Cano Petro of New Mexico, Inc. in favor of Union Bank of California, as Administrative Agent, incorporated by reference from Exhibit 10.2 to Current Report on Form 8-K filed on March 12, 2007.

10.4

Supplement No. 2 dated as of March 6, 2007 to the Security Agreement dated as of November 29, 2005, by Cano Petro of New Mexico, Inc. in favor of Union Bank of California, N.A., as Collateral Trustee, incorporated by reference from Exhibit 10.3 to Current Report on Form 8-K filed on March 12, 2007.

10.5

Supplement No. 2 dated as of March 6, 2007 to the Pledge Agreement dated as of November 29, 2005, by Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., and WO Energy, Inc. in favor of Union Bank of California, N.A., as Collateral Trustee, incorporated by reference from Exhibit 10.4 to Current Report on Form 8-K filed on March 12, 2007.

10.6

Assignment and Agreement dated as of March 7, 2007 by and among Cano Petroleum, Inc., Square One Energy, Inc., Ladder Companies, Inc., W.O. Energy of Nevada, Inc., WO Energy, Inc., Pantwist, LLC, Cano Petro of New Mexico, Inc., W.O. Operating Company, Ltd. and W.O. Production Company, Ltd., Union Bank of California, N.A., as Administrative Agent, Issuing Lender and Lender, and Natixis, incorporated by reference from Exhibit 10.5 to Current Report on Form 8-K filed on March 12, 2007.

+10.7*	Stock Option Agreement of William O. Powell, dated April 4, 2007.
+ 10.8*	Stock Option Agreement of Robert L. Gaudin, dated April 4, 2007.
+ 10.9*	Stock Option Agreement of Donald W. Niemiec, dated April 4, 2007.
10.10

Settlement Agreement and Release dated February 9, 2007 by and among Mid-Continent Casualty Company, Cano Petroleum, Inc., W.O. Energy of Nevada, Inc. W.O. Operating Company, Ltd. and W.O. Energy, Inc., incorporated by reference from Exhibit 10.1 to Registration Statement on Form S-3 (SEC No. 333-138003) filed on April 9, 2007.

31.1*	Certification by Chief Executive Officer, required by Rule 13a-14(a) or Rule 15d-14(a) of the Exchange Act, promulgated pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification by Chief Financial Officer, required by Rule 13a-14(a) or Rule 15d-14(a) of the Exchange Act, promulgated pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.3*	Certification by Principal Accounting Officer, required by Rule 13a-14(a) or Rule 15d-14(a) of the Exchange Act, promulgated pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1*

Certification by Chief Executive Officer, required by Rule 13a-14(b) or Rule 15d-14(b) of the Exchange Act and Section 1350 of Chapter 63 of Title 18 of the United States Code, promulgated pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2*

Certification by Chief Financial Officer, required by Rule 13a-14(b) or Rule 15d-14(b) of the Exchange Act and Section 1350 of Chapter 63 of Title 18 of the United States Code, promulgated pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.3*

Certification by Principal Accounting Officer, required by Rule 13a-14(b) or Rule 15d-14(b) of the Exchange Act and Section 1350 of Chapter 63 of Title 18 of the United States Code, promulgated pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*                    Filed herewith

+                    Management contract or compensatory plan, contract or arrangement

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CANO PETROLEUM, INC.

Date: May 9, 2007	By:	/s/ S. Jeffrey Johnson
S. Jeffrey Johnson
Chief Executive Officer

Date: May 9, 2007	By:	/s/ Morris B. Smith
Morris B. Smith
Senior Vice-President and Chief Financial Officer

Date: May 9, 2007	By:	/s/ Michael J. Ricketts
Michael J. Ricketts
Vice-President and Principal Accounting Officer

EXHIBIT 10.7

NONQUALIFIED STOCK OPTION AGREEMENT

CANO PETROLEUM, INC.
2005 LONG-TERM INCENTIVE PLAN

1.             Grant of Option.  Pursuant to the Cano Petroleum, Inc. 2005 Long-Term Incentive Plan (the “Plan”) for employees, consultants and outside directors of Cano Petroleum, Inc., a Delaware corporation (the “Company”), the Company grants to

William O. Powell III
(the “Participant”),

an option to purchase shares of Common Stock (“Common Stock”) of the Company as follows:

On the date hereof, the Company grants to the Participant an option (the “Option” or “Stock Option”) to purchase Twenty Thousand One Hundred Thirty-Seven (20,137) full shares (the “Optioned Shares”) of Common Stock at an Option Price equal to $4.73 per share, being the closing price of the Company’s Common Stock on April 4, 2007.  The Date of Grant of this Stock Option is April 4, 2007.

The “Option Period” shall commence on the Date of Grant and shall expire on the date immediately preceding the tenth (10th) anniversary of the Date of Grant.  The Stock Option is a Nonqualified Stock Option.  This Stock Option is intended to comply with the provisions governing nonqualified stock options under Internal Revenue Service Notice 2005-1 and the proposed Treasury Regulations issued under Section 409A of the Code on September 29, 2005 in order to exempt this Stock Option from application of Section 409A of the Code.

2.             Subject to Plan.  The Stock Option and its exercise are subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement. The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan.  The Stock Option is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing.

3.             Vesting; Time of Exercise.  Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, 100% of the total Optioned Shares shall vest and that portion of the Stock Option shall become exercisable on December 28, 2007, provided the Participant is employed by (or, if the Participant is a consultant or an Outside Director, is providing services to) the Company or a Subsidiary on that date.  In the event that a Change in Control occurs, then immediately prior to the effective date of such Change in Control the total Optioned Shares not previously vested shall thereupon immediately become vested and this Option shall become fully exercisable if not previously so exercisable.

4.             Term; Forfeiture.

a.               Except as otherwise provided in this Agreement, to the extent the unexercised portion of the Stock Option relates to Optioned Shares which are not vested on the date of the Participant’s Termination of Service, the Stock Option will be terminated on that date.  The unexercised portion of the Stock Option that relates to Optioned Shares which are vested will terminate at the first of the following to occur:

i.              5 p.m. on the date the Option Period terminates;

ii.             5 p.m. on the date which is twelve (12) months following the date of the Participant’s Termination of Service due to death or Total and Permanent Disability;

iii.            5 p.m. on the date of the Participant’s Termination of Service by the Company for cause (as defined herein);

iv.            5 p.m. on the date which is ninety (90) days following the date of the Participant’s Termination of Service for any reason not otherwise specified in this Section 4.a.; or

v.             5 p.m. on the date the Company causes any portion of the Option to be forfeited pursuant to Section 7 hereof.

b.             Solely for purposes of this Section 4, “Cause” shall mean (i) the Participant’s gross negligence in the performance or intentional nonperformance of any of his duties and responsibilities (which remains uncured and continues for thirty (30) days after delivery of written notice); (ii) the Participant’s dishonesty or fraud with respect to the business, reputation or affairs of the Company; (iii) the Participant’s conviction of a felony or crime involving moral turpitude; (iv) the Participant’s debilitating drug or alcohol abuse as determined by a qualified physician; (v) the Participant’s material breach of any provisions of an employment, consulting or service agreement between the Company and the Participant; or (vi) the Participant’s material violation of any written Company policy (which remains uncured or continues thirty (30) days after delivery of written notice).

5.             Who May Exercise.  Subject to the terms and conditions set forth in Sections 3 and 4 above, during the lifetime of the Participant, the Stock Option may be exercised only by the Participant, or by the Participant’s guardian or personal or legal representative.  If the Participant’s Termination of Service is due to his death prior to the date specified in Section 4.i. hereof, or the Participant dies prior to the termination dates specified in Sections 4.i., ii., iii., or iv. hereof, and the Participant has not exercised the Stock Option as to the maximum number of vested Optioned Shares as set forth in Section 3 hereof as of the date of death, the following persons may exercise the exercisable portion of the Stock Option on behalf of the Participant at any time prior to the earliest of the dates specified in Section 4 hereof:  the personal representative of his estate, or the person who acquired the right to exercise the Stock Option by bequest or inheritance or by reason of the death of the Participant; provided that the Stock Option shall remain subject to the other terms of this Agreement, the Plan, and applicable laws, rules, and regulations.  Notwithstanding the foregoing sentence, by delivering to the Company the prescribed form (see Appendix A), the Participant may designate one or more beneficiaries and successor beneficiaries who may exercise the exercisable portion of the Option on behalf of the Participant at any time prior to the earliest of the dates specified in Section 4 hereof (provided that the Option shall remain subject to the other terms of this Agreement and applicable laws, rules, and regulations) in the event (i) of the Participant’s Termination of Service due to his death prior to the date specified in Section 4.a.i. hereof, or  (ii) the Participant dies prior to the termination dates specified in Sections 4.a.i., ii., iii., iv. or v. hereof, and the Participant has not exercised the Option as to the maximum number of vested Optioned Shares as set forth in Section 3 hereof as of the date of death.  In the event the Participant does not deliver to the Company a form designating one or more beneficiaries, or no designated beneficiary survives the Participant, the foregoing sentence shall not apply.

6.             No Fractional Shares.  The Stock Option may be exercised only with respect to full shares, and no fractional share of stock shall be issued.

7.             Manner of Exercise.  Subject to such administrative regulations as the Committee may from time to time adopt, the Stock Option may be exercised by the delivery of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised, the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon.  On the Exercise Date, the Participant shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable as follows:  (a) cash, check, bank draft, or money order payable to the order of the Company, (b) Common Stock (including Restricted Stock owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the Company within six (6) months prior to the Exercise Date, (c) if the Optioned Shares are Publicly Traded (as defined herein), by delivery (including by FAX) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly

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deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, and/or (d) in any other form of valid consideration that is acceptable to the Committee in its sole discretion.  In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered.  For purposes of this Section 7, the Common Stock shall be “Publicly Traded” if the Common Stock subjects the Company to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act.

Upon payment of all amounts due from the Participant, the Company shall cause certificates for the Optioned Shares then being purchased to be delivered to the Participant (or the person exercising the Participant’s Stock Option in the event of his death) at its principal business office within ten (10) business days after the Exercise Date. The obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that if at any time the Company shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Optioned Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, then the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

If the Participant fails to pay for any of the Optioned Shares specified in such notice or fails to accept delivery thereof, then the Stock Option, and right to purchase such Optioned Shares may be forfeited by the Company.

8.             Nonassignability.  The Stock Option is not assignable or transferable by the Participant except by will or by the laws of descent and distribution.

9.             Rights as Stockholder.  The Participant will have no rights as a stockholder with respect to any shares covered by the Stock Option until the issuance of a certificate or certificates to the Participant for the Optioned Shares.  The Optioned Shares shall be subject to the terms and conditions of this Agreement regarding such Shares.  Except as otherwise provided in Section 10 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

10.           Adjustment of Number of Optioned Shares and Related Matters.  The number of shares of Common Stock covered by the Stock Option, and the Option Prices thereof, shall be subject to adjustment in accordance with Articles 11 - 13 of the Plan.

11.           Nonqualified Stock Option.  The Stock Option shall not be treated as an Incentive Stock Option.

12.           Voting.  The Participant, as record holder of some or all of the Optioned Shares following exercise of this Stock Option, has the exclusive right to vote, or consent with respect to, such Optioned Shares until such time as the Optioned Shares are transferred in accordance with this Agreement or a proxy is granted pursuant to Section 13 below; provided, however, that this Section shall not create any voting right where the holders of such Optioned Shares otherwise have no such right.

13.           Proxies.  The Participant shall execute an irrevocable proxy with respect to any shares of Restricted Stock authorizing the Board to vote such shares on all issues until the expiration of the Restriction Period.  Subject to the foregoing provisions of this Section, the Participant may not grant a proxy to any person, other than a revocable proxy not to exceed 30 days in duration granted to another stockholder for the sole purpose of voting for directors of the Company.

14.           Community Property.  Each spouse individually is bound by, and such spouse’s interest, if any, in any Optioned Shares is subject to, the terms of this Agreement.  Nothing in this Agreement shall create a community property interest where none otherwise exists.

15.           Participant’s Representations.  Notwithstanding any of the provisions hereof, the Participant hereby agrees that he will not exercise the Stock Option granted hereby, and that the Company will not be obligated

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to issue any shares to the Participant hereunder, if the exercise thereof or the issuance of such shares shall constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority.  Any determination in this connection by the Company shall be final, binding, and conclusive.  The obligations of the Company and the rights of the Participant are subject to all applicable laws, rules, and regulations.

16.           Investment Representation.  Unless the Common Stock is issued to him in a transaction registered under applicable federal and state securities laws, by his execution hereof, the Participant represents and warrants to the Company that all Common Stock which may be purchased hereunder will be acquired by the Participant for investment purposes for his own account and not with any intent for resale or distribution in violation of federal or state securities laws.  Unless the Common Stock is issued to him in a transaction registered under the applicable federal and state securities laws, all certificates issued with respect to the Common Stock shall bear an appropriate restrictive investment legend and shall be held indefinitely, unless they are subsequently registered under the applicable federal and state securities laws or the Participant obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required.

17.           Participant’s Acknowledgments.  The Participant acknowledges receipt of a copy of the Plan, which is annexed hereto, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all the terms and provisions thereof. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.

18.           Law Governing.  This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws rule or principle of Texas law that might refer the governance, construction, or interpretation of this agreement to the laws of another state).

19.           No Right to Continue Service or Employment.  Nothing herein shall be construed to confer upon the Participant the right to continue in the employ or to provide services to the Company or any Subsidiary, whether as an employee or as a consultant or as an Outside Director, or interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant as an employee, consultant or Outside Director at any time.

20.           Legal Construction.  In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a Court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

21.           Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement.  The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

22.           Entire Agreement.  This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter.  All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

23.           Parties Bound.  The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein. No person or entity shall be permitted to acquire any Optioned Shares without first executing and

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delivering an agreement in the form satisfactory to the Company making such person or entity subject to the restrictions on transfer contained herein.

24.           Modification.  No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties; provided, however, that the Company may change or modify this Agreement without Individual’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder.

25.           Headings.  The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

26.           Gender and Number.  Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

27.           Notice.  Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

a.             Notice to the Company shall be addressed and delivered as follows:

Cano Petroleum, Inc.
801 Cherry Street, Unit 25, Suite 3200
Fort Worth, TX  76102
Attn:  Corporate Secretary

b.             Notice to the Participant shall be addressed and delivered as set forth on the signature page.

28.           Tax Requirements.  The Participant is hereby advised to consult immediately with his or her own tax advisor regarding the tax consequences of this Agreement.  The Company or, if applicable, any Subsidiary (for purposes of this Section 28, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts hereunder paid in cash or other form, any Federal, state, local, or other taxes required by law to be withheld in connection with this Award.  The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to this Award.  Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock.  Such payment may be made (i) by the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock other than (A) Restricted Stock, or (B) Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise of the Stock Option other than shares that will constitute Restricted Stock, which shares so withheld have an aggregate fair market value that equals (but does not exceed) the required tax withholding payment; or (iv) any combination of (i), (ii), or (iii).  The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant.

* * * * * * * *

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.

COMPANY:

CANO PETROLEUM, INC.

By:	/s/ S. Jeffrey Johnson
Name:	S. Jeffrey Johnson
Title:	Chairman and Chief Executive Officer

PARTICIPANT:

William O. Powell III
Signature

Name:	/s/ William O. Powell
Address:	1505 Waterside Drive League City, Texas 77573

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APPENDIX A

Beneficiary Designation

To:                              Corporate Secretary designated in the Cano Petroleum Inc. Nonqualified Stock Option Agreement by and between Cano Petroleum Inc. and William O. Powell III (the “Agreement”)

From:      William O. Powell III

Pursuant to Section 5 of the Agreement made as of April 4, 2007, I hereby designate the following persons(s) as beneficiary(ies) who on my death who may exercise the exercisable portion of the Option on my behalf pursuant to the Agreement:

Primary Beneficiary Name:

Secondary Beneficiary Name:

In making the above designation, I reserve the right to revoke this beneficiary designation or change the beneficiary(ies) designated at any time or times and without the consent of any beneficiary.

This beneficiary designation cancels and supersedes any beneficiary designation I previously made with respect to this Agreement.

Signed:

Individual

Date

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EXHIBIT 10.8

NONQUALIFIED STOCK OPTION AGREEMENT

CANO PETROLEUM, INC.
2005 LONG-TERM INCENTIVE PLAN

1.             Grant of Option.  Pursuant to the Cano Petroleum, Inc. 2005 Long-Term Incentive Plan (the “Plan”) for employees, consultants and outside directors of Cano Petroleum, Inc., a Delaware corporation (the “Company”), the Company grants to

Robert L. Gaudin

(the “Participant”),

an option to purchase shares of Common Stock (“Common Stock”) of the Company as follows:

On the date hereof, the Company grants to the Participant an option (the “Option” or “Stock Option”) to purchase Twenty Thousand Eight Hundred Thirty-Three (20,833) full shares (the “Optioned Shares”) of Common Stock at an Option Price equal to $4.73 per share, being the closing price of the Company’s Common Stock on April 4, 2007.  The Date of Grant of this Stock Option is April 4, 2007.

The “Option Period” shall commence on the Date of Grant and shall expire on the date immediately preceding the tenth (10th) anniversary of the Date of Grant.  The Stock Option is a Nonqualified Stock Option.  This Stock Option is intended to comply with the provisions governing nonqualified stock options under Internal Revenue Service Notice 2005-1 and the proposed Treasury Regulations issued under Section 409A of the Code on September 29, 2005 in order to exempt this Stock Option from application of Section 409A of the Code.

2.             Subject to Plan.  The Stock Option and its exercise are subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement. The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan.  The Stock Option is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing.

3.             Vesting; Time of Exercise.  Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, 100% of the total Optioned Shares shall vest and that portion of the Stock Option shall become exercisable on December 28, 2007, provided the Participant is employed by (or, if the Participant is a consultant or an Outside Director, is providing services to) the Company or a Subsidiary on that date.  In the event that a Change in Control occurs, then immediately prior to the effective date of such Change in Control the total Optioned Shares not previously vested shall thereupon immediately become vested and this Option shall become fully exercisable if not previously so exercisable.

4.             Term; Forfeiture.

a.               Except as otherwise provided in this Agreement, to the extent the unexercised portion of the Stock Option relates to Optioned Shares which are not vested on the date of the Participant’s Termination of Service, the Stock Option will be terminated on that date.  The unexercised portion of the Stock Option that relates to Optioned Shares which are vested will terminate at the first of the following to occur:

i.              5 p.m. on the date the Option Period terminates;

ii.             5 p.m. on the date which is twelve (12) months following the date of the Participant’s Termination of Service due to death or Total and Permanent Disability;

iii.            5 p.m. on the date of the Participant’s Termination of Service by the Company for cause (as defined herein);

iv.            5 p.m. on the date which is ninety (90) days following the date of the Participant’s Termination of Service for any reason not otherwise specified in this Section 4.a.; or

v.             5 p.m. on the date the Company causes any portion of the Option to be forfeited pursuant to Section 7 hereof.

b.             Solely for purposes of this Section 4, “Cause” shall mean (i) the Participant’s gross negligence in the performance or intentional nonperformance of any of his duties and responsibilities (which remains uncured and continues for thirty (30) days after delivery of written notice); (ii) the Participant’s dishonesty or fraud with respect to the business, reputation or affairs of the Company; (iii) the Participant’s conviction of a felony or crime involving moral turpitude; (iv) the Participant’s debilitating drug or alcohol abuse as determined by a qualified physician; (v) the Participant’s material breach of any provisions of an employment, consulting or service agreement between the Company and the Participant; or (vi) the Participant’s material violation of any written Company policy (which remains uncured or continues thirty (30) days after delivery of written notice).

5.             Who May Exercise.  Subject to the terms and conditions set forth in Sections 3 and 4 above, during the lifetime of the Participant, the Stock Option may be exercised only by the Participant, or by the Participant’s guardian or personal or legal representative.  If the Participant’s Termination of Service is due to his death prior to the date specified in Section 4.i. hereof, or the Participant dies prior to the termination dates specified in Sections 4.i., ii., iii., or iv. hereof, and the Participant has not exercised the Stock Option as to the maximum number of vested Optioned Shares as set forth in Section 3 hereof as of the date of death, the following persons may exercise the exercisable portion of the Stock Option on behalf of the Participant at any time prior to the earliest of the dates specified in Section 4 hereof:  the personal representative of his estate, or the person who acquired the right to exercise the Stock Option by bequest or inheritance or by reason of the death of the Participant; provided that the Stock Option shall remain subject to the other terms of this Agreement, the Plan, and applicable laws, rules, and regulations.  Notwithstanding the foregoing sentence, by delivering to the Company the prescribed form (see Appendix A), the Participant may designate one or more beneficiaries and successor beneficiaries who may exercise the exercisable portion of the Option on behalf of the Participant at any time prior to the earliest of the dates specified in Section 4 hereof (provided that the Option shall remain subject to the other terms of this Agreement and applicable laws, rules, and regulations) in the event (i) of the Participant’s Termination of Service due to his death prior to the date specified in Section 4.a.i. hereof, or  (ii) the Participant dies prior to the termination dates specified in Sections 4.a.i., ii., iii., iv. or v. hereof, and the Participant has not exercised the Option as to the maximum number of vested Optioned Shares as set forth in Section 3 hereof as of the date of death.  In the event the Participant does not deliver to the Company a form designating one or more beneficiaries, or no designated beneficiary survives the Participant, the foregoing sentence shall not apply.

6.             No Fractional Shares.  The Stock Option may be exercised only with respect to full shares, and no fractional share of stock shall be issued.

7.             Manner of Exercise.  Subject to such administrative regulations as the Committee may from time to time adopt, the Stock Option may be exercised by the delivery of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised, the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon.  On the Exercise Date, the Participant shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable as follows:  (a) cash, check, bank draft, or money order payable to the order of the Company, (b) Common Stock (including Restricted Stock owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the Company within six (6) months prior to the Exercise Date, (c) if the Optioned Shares are Publicly Traded (as defined herein), by delivery (including by FAX) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly

2

deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, and/or (d) in any other form of valid consideration that is acceptable to the Committee in its sole discretion.  In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered.  For purposes of this Section 7, the Common Stock shall be “Publicly Traded” if the Common Stock subjects the Company to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act.

Upon payment of all amounts due from the Participant, the Company shall cause certificates for the Optioned Shares then being purchased to be delivered to the Participant (or the person exercising the Participant’s Stock Option in the event of his death) at its principal business office within ten (10) business days after the Exercise Date. The obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that if at any time the Company shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Optioned Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, then the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

If the Participant fails to pay for any of the Optioned Shares specified in such notice or fails to accept delivery thereof, then the Stock Option, and right to purchase such Optioned Shares may be forfeited by the Company.

8.             Nonassignability.  The Stock Option is not assignable or transferable by the Participant except by will or by the laws of descent and distribution.

9.             Rights as Stockholder.  The Participant will have no rights as a stockholder with respect to any shares covered by the Stock Option until the issuance of a certificate or certificates to the Participant for the Optioned Shares.  The Optioned Shares shall be subject to the terms and conditions of this Agreement regarding such Shares.  Except as otherwise provided in Section 10 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

10.           Adjustment of Number of Optioned Shares and Related Matters.  The number of shares of Common Stock covered by the Stock Option, and the Option Prices thereof, shall be subject to adjustment in accordance with Articles 11 - 13 of the Plan.

11.           Nonqualified Stock Option.  The Stock Option shall not be treated as an Incentive Stock Option.

12.           Voting.  The Participant, as record holder of some or all of the Optioned Shares following exercise of this Stock Option, has the exclusive right to vote, or consent with respect to, such Optioned Shares until such time as the Optioned Shares are transferred in accordance with this Agreement or a proxy is granted pursuant to Section 13 below; provided, however, that this Section shall not create any voting right where the holders of such Optioned Shares otherwise have no such right.

13.           Proxies.  The Participant shall execute an irrevocable proxy with respect to any shares of Restricted Stock authorizing the Board to vote such shares on all issues until the expiration of the Restriction Period.  Subject to the foregoing provisions of this Section, the Participant may not grant a proxy to any person, other than a revocable proxy not to exceed 30 days in duration granted to another stockholder for the sole purpose of voting for directors of the Company.

14.           Community Property.  Each spouse individually is bound by, and such spouse’s interest, if any, in any Optioned Shares is subject to, the terms of this Agreement.  Nothing in this Agreement shall create a community property interest where none otherwise exists.

15.           Participant’s Representations.  Notwithstanding any of the provisions hereof, the Participant hereby agrees that he will not exercise the Stock Option granted hereby, and that the Company will not be obligated

3

to issue any shares to the Participant hereunder, if the exercise thereof or the issuance of such shares shall constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority.  Any determination in this connection by the Company shall be final, binding, and conclusive.  The obligations of the Company and the rights of the Participant are subject to all applicable laws, rules, and regulations.

16.           Investment Representation.  Unless the Common Stock is issued to him in a transaction registered under applicable federal and state securities laws, by his execution hereof, the Participant represents and warrants to the Company that all Common Stock which may be purchased hereunder will be acquired by the Participant for investment purposes for his own account and not with any intent for resale or distribution in violation of federal or state securities laws.  Unless the Common Stock is issued to him in a transaction registered under the applicable federal and state securities laws, all certificates issued with respect to the Common Stock shall bear an appropriate restrictive investment legend and shall be held indefinitely, unless they are subsequently registered under the applicable federal and state securities laws or the Participant obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required.

17.           Participant’s Acknowledgments.  The Participant acknowledges receipt of a copy of the Plan, which is annexed hereto, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all the terms and provisions thereof. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.

18.           Law Governing.  This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws rule or principle of Texas law that might refer the governance, construction, or interpretation of this agreement to the laws of another state).

19.           No Right to Continue Service or Employment.  Nothing herein shall be construed to confer upon the Participant the right to continue in the employ or to provide services to the Company or any Subsidiary, whether as an employee or as a consultant or as an Outside Director, or interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant as an employee, consultant or Outside Director at any time.

20.           Legal Construction.  In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a Court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

21.           Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement.  The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

22.           Entire Agreement.  This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter.  All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

23.           Parties Bound.  The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein. No person or entity shall be permitted to acquire any Optioned Shares without first executing and

4

delivering an agreement in the form satisfactory to the Company making such person or entity subject to the restrictions on transfer contained herein.

24.           Modification.  No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties; provided, however, that the Company may change or modify this Agreement without Individual’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder.

25.           Headings.  The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

26.           Gender and Number.  Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

27.           Notice.  Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

a.             Notice to the Company shall be addressed and delivered as follows:

Cano Petroleum, Inc.

801 Cherry Street, Unit 25, Suite 3200

Fort Worth, TX  76102

Attn:  Corporate Secretary

b.             Notice to the Participant shall be addressed and delivered as set forth on the signature page.

28.           Tax Requirements.  The Participant is hereby advised to consult immediately with his or her own tax advisor regarding the tax consequences of this Agreement.  The Company or, if applicable, any Subsidiary (for purposes of this Section 28, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts hereunder paid in cash or other form, any Federal, state, local, or other taxes required by law to be withheld in connection with this Award.  The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to this Award.  Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock.  Such payment may be made (i) by the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock other than (A) Restricted Stock, or (B) Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise of the Stock Option other than shares that will constitute Restricted Stock, which shares so withheld have an aggregate fair market value that equals (but does not exceed) the required tax withholding payment; or (iv) any combination of (i), (ii), or (iii).  The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant.

* * * * * * * *

5

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.

COMPANY

CANO PETROLEUM, INC.

By:	/s/ S. Jeffrey Johnson
Name:	S. Jeffrey Johnson
Title:	Chairman and Chief Executive Officer

PARTICIPANT:

/s/ Robert L. Gaudin
Signature

Name:	Robert L. Gaudin
Address: 309 West 7th Street, Suite 500
FtWorth, Texas 76102

6

APPENDIX A

Beneficiary Designation

To:                              Corporate Secretary designated in the Cano Petroleum Inc. Nonqualified Stock Option Agreement by and between Cano Petroleum Inc. and Robert L. Gaudin (the “Agreement”)

From:      Robert L. Gaudin

Pursuant to Section 5 of the Agreement made as of April 4, 2007, I hereby designate the following persons(s) as beneficiary(ies) who on my death who may exercise the exercisable portion of the Option on my behalf pursuant to the Agreement:

Primary Beneficiary Name:

Secondary Beneficiary Name:

In making the above designation, I reserve the right to revoke this beneficiary designation or change the beneficiary(ies) designated at any time or times and without the consent of any beneficiary.

This beneficiary designation cancels and supersedes any beneficiary designation I previously made with respect to this Agreement.

Signed:
Individual
Date

7

EXHIBIT 10.9

NONQUALIFIED STOCK OPTION AGREEMENT

CANO PETROLEUM, INC.
2005 LONG-TERM INCENTIVE PLAN

1.   Grant of Option.   Pursuant to the Cano Petroleum, Inc. 2005 Long-Term Incentive Plan (the “Plan”) for employees, consultants and outside directors of Cano Petroleum, Inc., a Delaware corporation (the “Company”), the Company grants to

Donald W. Niemiec

(the “Participant”),

an option to purchase shares of Common Stock (“Common Stock”) of the Company as follows:

On the date hereof, the Company grants to the Participant an option (the “Option” or “Stock Option”) to purchase Twenty Thousand Eight Hundred Thirty-Three (20,833) full shares (the “Optioned Shares”) of Common Stock at an Option Price equal to $4.73 per share, being the closing price of the Company’s Common Stock on April 4, 2007.  The Date of Grant of this Stock Option is April 4, 2007.

The “Option Period” shall commence on the Date of Grant and shall expire on the date immediately preceding the tenth (10th) anniversary of the Date of Grant.  The Stock Option is a Nonqualified Stock Option.  This Stock Option is intended to comply with the provisions governing nonqualified stock options under Internal Revenue Service Notice 2005-1 and the proposed Treasury Regulations issued under Section 409A of the Code on September 29, 2005 in order to exempt this Stock Option from application of Section 409A of the Code.

2.             Subject to Plan.  The Stock Option and its exercise are subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement. The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan.  The Stock Option is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing.

3.             Vesting; Time of Exercise.  Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, 100% of the total Optioned Shares shall vest and that portion of the Stock Option shall become exercisable on December 28, 2007, provided the Participant is employed by (or, if the Participant is a consultant or an Outside Director, is providing services to) the Company or a Subsidiary on that date.  In the event that a Change in Control occurs, then immediately prior to the effective date of such Change in Control the total Optioned Shares not previously vested shall thereupon immediately become vested and this Option shall become fully exercisable if not previously so exercisable.

4.             Term; Forfeiture.

a.               Except as otherwise provided in this Agreement, to the extent the unexercised portion of the Stock Option relates to Optioned Shares which are not vested on the date of the Participant’s Termination of Service, the Stock Option will be terminated on that date.  The unexercised portion of the Stock Option that relates to Optioned Shares which are vested will terminate at the first of the following to occur:

i.              5 p.m. on the date the Option Period terminates;

ii.             5 p.m. on the date which is twelve (12) months following the date of the Participant’s Termination of Service due to death or Total and Permanent Disability;

iii.            5 p.m. on the date of the Participant’s Termination of Service by the Company for cause (as defined herein);

iv.            5 p.m. on the date which is ninety (90) days following the date of the Participant’s Termination of Service for any reason not otherwise specified in this Section 4.a.; or

v.             5 p.m. on the date the Company causes any portion of the Option to be forfeited pursuant to Section 7 hereof.

b.             Solely for purposes of this Section 4, “Cause” shall mean (i) the Participant’s gross negligence in the performance or intentional nonperformance of any of his duties and responsibilities (which remains uncured and continues for thirty (30) days after delivery of written notice); (ii) the Participant’s dishonesty or fraud with respect to the business, reputation or affairs of the Company; (iii) the Participant’s conviction of a felony or crime involving moral turpitude; (iv) the Participant’s debilitating drug or alcohol abuse as determined by a qualified physician; (v) the Participant’s material breach of any provisions of an employment, consulting or service agreement between the Company and the Participant; or (vi) the Participant’s material violation of any written Company policy (which remains uncured or continues thirty (30) days after delivery of written notice).

5.             Who May Exercise.  Subject to the terms and conditions set forth in Sections 3 and 4 above, during the lifetime of the Participant, the Stock Option may be exercised only by the Participant, or by the Participant’s guardian or personal or legal representative.  If the Participant’s Termination of Service is due to his death prior to the date specified in Section 4.i. hereof, or the Participant dies prior to the termination dates specified in Sections 4.i., ii., iii., or iv. hereof, and the Participant has not exercised the Stock Option as to the maximum number of vested Optioned Shares as set forth in Section 3 hereof as of the date of death, the following persons may exercise the exercisable portion of the Stock Option on behalf of the Participant at any time prior to the earliest of the dates specified in Section 4 hereof:  the personal representative of his estate, or the person who acquired the right to exercise the Stock Option by bequest or inheritance or by reason of the death of the Participant; provided that the Stock Option shall remain subject to the other terms of this Agreement, the Plan, and applicable laws, rules, and regulations.  Notwithstanding the foregoing sentence, by delivering to the Company the prescribed form (see Appendix A), the Participant may designate one or more beneficiaries and successor beneficiaries who may exercise the exercisable portion of the Option on behalf of the Participant at any time prior to the earliest of the dates specified in Section 4 hereof (provided that the Option shall remain subject to the other terms of this Agreement and applicable laws, rules, and regulations) in the event (i) of the Participant’s Termination of Service due to his death prior to the date specified in Section 4.a.i. hereof, or  (ii) the Participant dies prior to the termination dates specified in Sections 4.a.i., ii., iii., iv. or v. hereof, and the Participant has not exercised the Option as to the maximum number of vested Optioned Shares as set forth in Section 3 hereof as of the date of death.  In the event the Participant does not deliver to the Company a form designating one or more beneficiaries, or no designated beneficiary survives the Participant, the foregoing sentence shall not apply.

6.             No Fractional Shares.  The Stock Option may be exercised only with respect to full shares, and no fractional share of stock shall be issued.

7.             Manner of Exercise.  Subject to such administrative regulations as the Committee may from time to time adopt, the Stock Option may be exercised by the delivery of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised, the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon.  On the Exercise Date, the Participant shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable as follows:  (a) cash, check, bank draft, or money order payable to the order of the Company, (b) Common Stock (including Restricted Stock owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the Company within six (6) months prior to the Exercise Date, (c) if the Optioned Shares are Publicly Traded (as defined herein), by delivery (including by FAX) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly

2

deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, and/or (d) in any other form of valid consideration that is acceptable to the Committee in its sole discretion.  In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered.  For purposes of this Section 7, the Common Stock shall be “Publicly Traded” if the Common Stock subjects the Company to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act.

Upon payment of all amounts due from the Participant, the Company shall cause certificates for the Optioned Shares then being purchased to be delivered to the Participant (or the person exercising the Participant’s Stock Option in the event of his death) at its principal business office within ten (10) business days after the Exercise Date. The obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that if at any time the Company shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Optioned Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, then the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

If the Participant fails to pay for any of the Optioned Shares specified in such notice or fails to accept delivery thereof, then the Stock Option, and right to purchase such Optioned Shares may be forfeited by the Company.

8.             Nonassignability.  The Stock Option is not assignable or transferable by the Participant except by will or by the laws of descent and distribution.

9.             Rights as Stockholder.  The Participant will have no rights as a stockholder with respect to any shares covered by the Stock Option until the issuance of a certificate or certificates to the Participant for the Optioned Shares.  The Optioned Shares shall be subject to the terms and conditions of this Agreement regarding such Shares.  Except as otherwise provided in Section 10 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

10.           Adjustment of Number of Optioned Shares and Related Matters.  The number of shares of Common Stock covered by the Stock Option, and the Option Prices thereof, shall be subject to adjustment in accordance with Articles 11 - 13 of the Plan.

11.           Nonqualified Stock Option.  The Stock Option shall not be treated as an Incentive Stock Option.

12.           Voting.  The Participant, as record holder of some or all of the Optioned Shares following exercise of this Stock Option, has the exclusive right to vote, or consent with respect to, such Optioned Shares until such time as the Optioned Shares are transferred in accordance with this Agreement or a proxy is granted pursuant to Section 13 below; provided, however, that this Section shall not create any voting right where the holders of such Optioned Shares otherwise have no such right.

13.           Proxies.  The Participant shall execute an irrevocable proxy with respect to any shares of Restricted Stock authorizing the Board to vote such shares on all issues until the expiration of the Restriction Period.  Subject to the foregoing provisions of this Section, the Participant may not grant a proxy to any person, other than a revocable proxy not to exceed 30 days in duration granted to another stockholder for the sole purpose of voting for directors of the Company.

14.           Community Property.  Each spouse individually is bound by, and such spouse’s interest, if any, in any Optioned Shares is subject to, the terms of this Agreement.  Nothing in this Agreement shall create a community property interest where none otherwise exists.

15.           Participant’s Representations.  Notwithstanding any of the provisions hereof, the Participant hereby agrees that he will not exercise the Stock Option granted hereby, and that the Company will not be obligated

3

to issue any shares to the Participant hereunder, if the exercise thereof or the issuance of such shares shall constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority.  Any determination in this connection by the Company shall be final, binding, and conclusive.  The obligations of the Company and the rights of the Participant are subject to all applicable laws, rules, and regulations.

16.           Investment Representation.  Unless the Common Stock is issued to him in a transaction registered under applicable federal and state securities laws, by his execution hereof, the Participant represents and warrants to the Company that all Common Stock which may be purchased hereunder will be acquired by the Participant for investment purposes for his own account and not with any intent for resale or distribution in violation of federal or state securities laws.  Unless the Common Stock is issued to him in a transaction registered under the applicable federal and state securities laws, all certificates issued with respect to the Common Stock shall bear an appropriate restrictive investment legend and shall be held indefinitely, unless they are subsequently registered under the applicable federal and state securities laws or the Participant obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required.

17.           Participant’s Acknowledgments.  The Participant acknowledges receipt of a copy of the Plan, which is annexed hereto, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all the terms and provisions thereof. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.

18.           Law Governing.  This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws rule or principle of Texas law that might refer the governance, construction, or interpretation of this agreement to the laws of another state).

19.           No Right to Continue Service or Employment.  Nothing herein shall be construed to confer upon the Participant the right to continue in the employ or to provide services to the Company or any Subsidiary, whether as an employee or as a consultant or as an Outside Director, or interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant as an employee, consultant or Outside Director at any time.

20.           Legal Construction.  In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a Court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

21.           Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement.  The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

22.           Entire Agreement.  This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter.  All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

23.           Parties Bound.  The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein. No person or entity shall be permitted to acquire any Optioned Shares without first executing and

4

delivering an agreement in the form satisfactory to the Company making such person or entity subject to the restrictions on transfer contained herein.

24.           Modification.  No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties; provided, however, that the Company may change or modify this Agreement without Individual’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder.

25.           Headings.  The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

26.           Gender and Number.  Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

27.           Notice.  Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

a.             Notice to the Company shall be addressed and delivered as follows:

Cano Petroleum, Inc.
801 Cherry Street, Unit 25, Suite 3200
Fort Worth, TX  76102
Attn:  Corporate Secretary

b.             Notice to the Participant shall be addressed and delivered as set forth on the signature page.

28.           Tax Requirements.  The Participant is hereby advised to consult immediately with his or her own tax advisor regarding the tax consequences of this Agreement.  The Company or, if applicable, any Subsidiary (for purposes of this Section 28, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts hereunder paid in cash or other form, any Federal, state, local, or other taxes required by law to be withheld in connection with this Award.  The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to this Award.  Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock.  Such payment may be made (i) by the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock other than (A) Restricted Stock, or (B) Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise of the Stock Option other than shares that will constitute Restricted Stock, which shares so withheld have an aggregate fair market value that equals (but does not exceed) the required tax withholding payment; or (iv) any combination of (i), (ii), or (iii).  The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant.

* * * * * * * *

5

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.

COMPANY:

CANO PETROLEUM, INC.

By:	/s/ S. Jeffrey Johnson
Name:	S. Jeffrey Johnson
Title:	Chairman and Chief Executive Officer

PARTICIPANT:

Donald W. Niemiec
Signature

Name:	Donald W. Niemiec
Address:	4006 Woodcastle Court
Arlington, Texas 76016

6

APPENDIX A

Beneficiary Designation

To:                              Corporate Secretary designated in the Cano Petroleum Inc. Nonqualified Stock Option Agreement by and between Cano Petroleum Inc. and Donald W. Niemiec (the “Agreement”)

From:      Donald W. Niemiec

Pursuant to Section 5 of the Agreement made as of April 4, 2007, I hereby designate the following persons(s) as beneficiary(ies) who on my death who may exercise the exercisable portion of the Option on my behalf pursuant to the Agreement:

Primary Beneficiary Name:

Secondary Beneficiary Name:

In making the above designation, I reserve the right to revoke this beneficiary designation or change the beneficiary(ies) designated at any time or times and without the consent of any beneficiary.

This beneficiary designation cancels and supersedes any beneficiary designation I previously made with respect to this Agreement.

Signed:

Individual

Date

7

EXHIBIT 31.1

CERTIFICATION

I, S. Jeffrey Johnson, certify that:

1.                                       I have reviewed this quarterly report on Form 10-Q of Cano Petroleum, Inc.;

2.                                       Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.                                       Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.                                       The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)                                  designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)                                 evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)                                  disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.                                       The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)                                  all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)                                 any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

May 9, 2007

/s/ S. Jeffrey Johnson

S. Jeffrey Johnson
Chief Executive Officer
(Principal Executive Officer)

EXHIBIT 31.2

CERTIFICATION

I, Morris B. Smith, certify that:

1.                                       I have reviewed this quarterly report on Form 10-Q of Cano Petroleum, Inc.;

2.                                       Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.                                       Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.                                       The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)                                  designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)                                 evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)                                  disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.                                       The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)                                  all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)                                 any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

May  9, 2007

/s/ Morris B. Smith

Morris B. Smith
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)

EXHIBIT 31.3

CERTIFICATION

I, Michael J. Ricketts, certify that:

1.                                       I have reviewed this quarterly report on Form 10-Q of Cano Petroleum, Inc.;

2.                                       Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.                                       Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.                                       The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)                                  designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)                                 evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)                                  disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.                                       The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)                                  all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)                                 any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

May  9, 2007

/s/ Michael J. Ricketts

Michael J. Ricketts
Vice President and Principal Accounting Officer
(Principal Accounting Officer)

EXHIBIT 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Cano Petroleum, Inc. (the “Company”) on Form 10-Q for the quarter ended March 31, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, S. Jeffrey Johnson, Chief Executive Officer of the Company, certify to my knowledge, pursuant to 18 U.S.C. section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)                                  The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities and Exchange Act of 1934; and

(2)                                  The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company, as of, and for, the periods presented in the Report.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

The foregoing certification is being furnished as an exhibit to the Form 10-Q pursuant to Item 601(b)(32) of Regulation S-K and Section 906 of the Sarbanes-Oxley Act of 202 (subsections (a) and (b) of Section 1350, Chapter 63 of Title 18, United States Code) and, accordingly, is not being filed as part of the Form 10-Q for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

May 9, 2007	/s/ S. Jeffrey Johnson
S. Jeffrey Johnson
Chief Executive Officer

EXHIBIT 32.2

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Cano Petroleum, Inc. (the “Company”) on Form 10-Q for the quarter ended March 31, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Morris B. Smith, Chief Financial Officer of the Company, certify to my knowledge, pursuant to 18 U.S.C. section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)                                  The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities and Exchange Act of 1934; and

(2)                                  The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company, as of, and for, the periods presented in the Report.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

The foregoing certification is being furnished as an exhibit to the Form 10-Q pursuant to Item 601(b)(32) of Regulation S-K and Section 906 of the Sarbanes-Oxley Act of 202 (subsections (a) and (b) of Section 1350, Chapter 63 of Title 18, United States Code) and, accordingly, is not being filed as part of the Form 10-Q for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

May 9, 2007	/s/ Morris B. Smith
Morris B. Smith
Senior Vice President and Chief Financial Officer

EXHIBIT 32.3

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Cano Petroleum, Inc. (the “Company”) on Form 10-Q for the quarter ended March 31, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Michael J. Ricketts, Principal Accounting Officer of the Company, certify to my knowledge, pursuant to 18 U.S.C. section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)                                  The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities and Exchange Act of 1934; and

(2)                                  The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company, as of, and for, the periods presented in the Report.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

The foregoing certification is being furnished as an exhibit to the Form 10-Q pursuant to Item 601(b)(32) of Regulation S-K and Section 906 of the Sarbanes-Oxley Act of 202 (subsections (a) and (b) of Section 1350, Chapter 63 of Title 18, United States Code) and, accordingly, is not being filed as part of the Form 10-Q for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

May 9, 2007	/s/ Michael J. Ricketts
Michael J. Ricketts
Vice President and Principal Accounting Officer